Exhibit 4.1

INDENTURE

Dated as of March 14, 2025

Among

WALKER & DUNLOP, INC.,

as the Company,

the GUARANTORS from time to time party hereto

and

U.S. Bank Trust Company, National Association,
as Trustee

6.625% SENIOR NOTES DUE 2033

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
Exhibit E	Form of Free Transferability Certificate

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INDENTURE, dated as of March 14, 2025, among Walker & Dunlop, Inc., a Maryland corporation (collectively with its successors and assigns, the “Company”), each of the Guarantors party hereto from time to time and U.S. Bank Trust Company, National Association, as Trustee.

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation of an issue of $400,000,000 aggregate principal amount of its 6.625% Senior Notes due 2033 (the “Initial Notes”);

WHEREAS, the Company and the Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Company, the Guarantors from time to time party hereto and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION; ACTS OF HOLDERS

SECTION 1.01.      Definitions.

“144A Global Note” means a Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and, if applicable, the OID Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person (x) is merged, amalgamated or consolidated with or into such specified Person or a Subsidiary of such specified Person or (y) becomes a Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person and/or assumed by such specified Person in connection with such acquisition, and, in each case, whether or not Indebtedness is incurred by such other Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger, amalgamation or consolidation.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01 and 4.09 hereof, whether or not they bear the same CUSIP or ISIN number.

“Agency” means Fannie Mae, Freddie Mac, Ginnie Mae, FHA, or HUD.

“Agency Agreements” means, singly and collectively, the Fannie Mae Agreements, the Freddie Mac Agreements, the Ginnie Mae Agreements, and the FHA/HUD Agreements.

“Agency Consents” means, singly and collectively, the written consent (and in the case of Ginnie Mae and HUD, acknowledgement) of each of Fannie Mae, Freddie Mac, Ginnie Mae and HUD (which in the case of Ginnie Mae and HUD is a limited acknowledgment and is expressly not a consent) to the exercise by the Trustee of its rights and remedies in such capacity under this Indenture with respect to the Note Guarantee of the applicable MSR Subsidiary, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Agency Repurchase Indebtedness” means Indebtedness representing obligations to repurchase Mortgage Loans from an Agency under the terms of the relevant Agency Agreements.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess of:

(1)            the present value at such redemption date of the sum of (i) the redemption price of such Note at April 1, 2028 (such redemption price being set forth in Section 3.07(c) hereof) plus (ii) all required interest payments due on such Notes through April 1, 2028 (excluding accrued but unpaid interest, if any, to, but excluding, such redemption date), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2)            the then outstanding principal amount of such Notes.

The Applicable Premium shall be calculated by the Company, and the Trustee shall have no responsibility to verify such amount.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream, as applicable, that apply to such transfer or exchange.

“Asset Sale” means the sale, lease (other than Operating Leases entered in the ordinary course of business), conveyance or other disposition (including a Partial Interest Asset Sale) of any assets or rights (including the sale or issuance of Equity Interests in any of the Company’s Subsidiaries (other than Excluded Subsidiaries), whether effected pursuant to a Division or otherwise); provided that the sale, lease (other than Operating Leases entered in the ordinary course of business), conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, will be governed by Section 4.14 and/or Section 5.01 hereof and not by Section 4.10 hereof; provided, further, that a transaction otherwise meeting the requirements of an “Asset Sale” under this definition will be deemed to be an Asset Sale notwithstanding its treatment under GAAP.

Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

(1)            any single transaction or series of related transactions that involves assets having a Fair Market Value of less than the greater of (x) $16.25 million and (y) 5.0% of Consolidated Adjusted EBITDA as of the most recently ended LTM Period;

(2)            a transfer of assets between or among the Company and any Subsidiary (other than an Excluded Subsidiary) of the Company;

(3)            an issuance of Equity Interests by a Subsidiary of the Company to the Company or to another Subsidiary (other than an Excluded Subsidiary) of the Company;

(4)            the sale of advances, mortgages, other loans, customer receivables, mortgage-related securities or derivatives or other assets (or any interests in any of the foregoing) in the ordinary course of business, the sale, transfer or discount of accounts receivable or other assets that by their terms convert into cash and any sale of securities in respect of additional fundings under reverse mortgage loans, in each case, in the ordinary course of business;

(5)            the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

(6)            dispositions of Mortgage Loans or Mortgage Securities in the ordinary course of business and substantially consistent with past practice;

(7)            a Restricted Payment that does not violate Section 4.07 hereof, or a Permitted Investment;

(8)            disposals, liquidations or replacements of damaged, worn out or obsolete equipment or other assets no longer used or useful in the business of the Company and its Subsidiaries;

(9)            assets sold, conveyed or otherwise disposed of pursuant to the terms of Permitted Funding Indebtedness or Agency Repurchase Indebtedness;

(10)            so long as no Event of Default has occurred and is continuing or would result therefrom a sale, conveyance or other disposition (i) of Securitization Assets in the ordinary course of business in connection with the origination, acquisition, securitization and/or sale of loans that are purchased, insured, guaranteed, or securitized or (ii) to a Securitization Entity of assets in Qualified Securitization Transactions;

(11)            a sale, conveyance or other disposition of Equity Interests of an Excluded Subsidiary;

(12)            the creation of a Lien (but not the sale or other disposition of the property subject to such Lien) permitted by Section 4.12 hereof;

(13)            transactions pursuant to repurchase agreements entered into in the ordinary course of business;

(14)            any sale or other disposition of a minority interest in any Person that is not a Subsidiary, that constituted a Restricted Payment or Permitted Investment; provided that (x) the majority interests in such Person shall also be concurrently sold or transferred on the same terms and the holder or holders of such majority interests shall have required such sale or disposition of such minority interest pursuant to the exercise of any applicable drag-along rights and (y) the Net Proceeds from the sale or transfer of such minority interest are applied in accordance with Section 4.10 hereof;

(15)            any lease, sublease, license or sublicense of real or personal property in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Company or the Guarantors;

(16)            any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(17)            inventory (other than Servicing Agreements and Mortgage Loans) sold, leased or licensed in the ordinary course of business;

(18)            the sale, lease, conveyance or other disposition of any assets or rights required or advisable as a result of statutory or regulatory changes or requirements (including any settlements with any regulatory agencies) as determined in good faith by the senior management of the Company; provided that any cash or Cash Equivalents received must be applied as Net Proceeds in accordance with Section 4.10 hereof;

(19)            the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;

(20)            the disposition of any Hedge Agreement;

(21)            non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Company or the Guarantors;

(22)            sales or dispositions of any real property in the ordinary course of business or sales or dispositions in the form of a foreclosure by the Company or any of its Subsidiaries of the Lien securing any Mortgage Loan or the granting of a deed in lieu of such foreclosure (including any subsequent sale of the underlying property) in the ordinary course of business;

(23)            sales or dispositions in the form of the sale of all or any portion of the servicing rights arising under Servicing Agreements for Mortgage Loans being originated after the Issue Date in a manner consistent with the Company’s or any Guarantor’s ordinary operating practices so long as (i) before and immediately after giving effect to any such sale no Event of Default shall have occurred and be continuing, (ii) (A) prior to any such sale, the applicable Agency or Investor, as the case may be, shall have delivered to the applicable party a written consent thereto (it being understood and agreed that such consent may be granted or withheld by such Agency or Investor, as applicable, in its sole discretion) and (B) such sale shall be effected in strict compliance with the applicable Agency Agreements or Investor Agreements, including, without limitation, the applicable Guides and (iii) such sale shall be entirely in cash and for fair market value (as determined by the Company in good faith); and

(24)            a transfer of assets constituting Permitted Investments.

“Asset Swap” means an exchange (or concurrent purchase and sale) of property, plant, equipment or other assets (excluding working capital or current assets) of the Company or any of its Subsidiaries for the assets of a Person or the Capital Stock of a Person conducting a Permitted Business; provided that, in the case of any such exchange for Capital Stock of a Person conducting a Permitted Business, such Person is or becomes a Subsidiary; provided, further, that any unrestricted cash or Cash Equivalents received must be applied as Net Proceeds in accordance with Section 4.10 hereof.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation..

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the Board of Directors, or similar governing body, of such Person or any duly authorized committee thereof, including, but not limited to, the audit committee.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York, Minnesota or New Jersey or the place of payment.

“Capital Stock” means:

(1)            with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; or

(2)            with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests (whether general or limited) of such Person,

but, in each case, excluding any debt security that is convertible or exchangeable for Capital Stock.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person as lessee under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP; provided, for the avoidance of doubt, that any obligations of the Company and its Subsidiaries either existing on the Issue Date or created prior to the recharacterization described below that were not included on the consolidated balance sheet of the Company as Capitalized Lease Obligations and that are subsequently recharacterized as Capitalized Lease Obligations due to a change in GAAP shall for purposes of this Indenture not be treated as Capitalized Lease Obligations or Indebtedness.

“Cash Equivalents” means:

(1)            Dollars;

(2)            securities or any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities or such evidence of indebtedness);

(3)            marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(4)            certificates of deposit with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Moody’s or S&P rating of “B” or better;

(5)            repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)            commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within twelve months after the date of acquisition; and

(7)            money market funds (i) at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition or (ii) that comply with the criteria under Rule 2a-7 of the Investment Company Act of 1940 and are rated at least AAA by S&P or Aaa by Moody’s.

“Change of Control” means the occurrence of any of the following:

(1)            the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; or

(2)            any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision), directly or indirectly, of more than fifty percent (50%) of the Equity Interests of the Company entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Company; provided that (i)  a Person, entity or “group” shall not be deemed to beneficially own Voting Stock to be acquired by such Person, entity or “group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (ii) a Person, entity or “group” shall not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent (or related contractual rights) unless it owns a majority of the Voting Stock of such other Person’s parent.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Transaction Document” means any pooling and servicing agreement, securitization servicing agreement, sale and servicing agreement, servicing agreement, transfer and servicing agreement, seller/servicer or securities issuer guide or handbook, sub-servicing agreement, trust agreement, indenture, collateral management agreement, collateral administration agreement, disposition consultation agreement and other agreement (in each case, howsoever denominated) pursuant to which the Company or any Subsidiary is the servicer, master servicer, primary servicer or special servicer (or similar role, however denominated) of Mortgage Loans for and on behalf of an MBS Trust, Agency, or other Investor or a collateral manager, collateral administrator or disposition consultant (or similar role, however denominated), each as may be amended, modified or supplemented from time to time.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company Order” means a written request or order signed on behalf of the Company by an Officer of the Company and delivered to the Trustee.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Adjusted EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Company and the Guarantors in accordance with GAAP: (a) Consolidated Corporate Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Corporate Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Corporate Interest Expense, (iii) amortization, depreciation and other non-cash charges (including any non-cash charges with respect to the write-off of Servicing Agreements) (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary losses (excluding extraordinary losses from discontinued operations), (v) provisions for at-risk sharing obligations related solely to Fannie Mae Mortgage Loans pursuant to any Fannie Mae Program or any comparable loss sharing arrangement permitted pursuant to Section 4.09 in an aggregate amount not to exceed ten percent (10%) of Consolidated Adjusted EBITDA (determined without reference to this clause (b)(v)) for such period and (vi) if paid within six (6) months of the relevant closing, transaction costs related to the Senior Secured Credit Facilities or a permitted acquisition less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Corporate Net Income for such period: (i) interest income on cash or Cash Equivalents and other financing activities outside the ordinary course of business, (ii) any extraordinary gains, (iii) non-cash gains increasing Consolidated Corporate Net Income, (iv) capitalized amounts attributable to origination of Servicing Agreements rights and (v) any cash loan loss expenses not otherwise deducted or excluded from the determination of Consolidated Corporate Net Income. For purposes of this Indenture, Consolidated Adjusted EBITDA shall (x) be adjusted on a Pro Forma Basis and (y) not include any net income (or loss) attributable to Excluded Subsidiaries, except to the extent provided in the definition of “Consolidated Corporate Net Income.”

“Consolidated Corporate Indebtedness” means, as of any date of determination with respect to the Company and the Guarantors on a Consolidated basis without duplication, the sum of all Indebtedness of the Company and the Guarantors which shall exclude (a) any Non-Recourse Indebtedness to the extent not constituting Excess Permitted Guarantees, (b) any Permitted Funding Indebtedness or Agency Repurchase Indebtedness and (c) any trade payables incurred in the ordinary course on customary trade terms and shall include all Securitization Transaction Attributed Indebtedness. For purposes of determining the Consolidated Corporate Indebtedness at any time, all earn-out obligations of any of the Company and the Guarantors shall not be included irrespective of whether such earn-out obligation is contingent or whether such obligation is indebtedness or a liability for purposes of GAAP.

“Consolidated Corporate Interest Expense” means, for any period, determined on a Consolidated basis, without duplication, for the Company and the Guarantors in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capitalized Lease Obligations and all net payment obligations pursuant to Permitted Hedging Transactions) for such period, but excluding any Consolidated Interest Expense with respect to Non-Recourse Indebtedness, Permitted Funding Indebtedness, or Agency Repurchase Indebtedness.

“Consolidated Net Corporate Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Corporate Indebtedness less (ii) Unrestricted Cash on such date to (b) Consolidated Adjusted EBITDA for the most recently ended LTM Period.

“Consolidated Corporate Net Income” means, for any period, the net income (or loss) of the Company and the Guarantors for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating such net income (or loss) for any period, there shall be excluded (a) the net income (or loss) of any Excluded Subsidiary or any Subsidiary of the Company or a Guarantor or any other Person in which any Guarantor or the Company has a joint interest with a third party, in each case except to the extent such net income is actually paid in cash to the Company or a Guarantor by dividend or other distribution during such period (net of any taxes payable on such dividends or distributions), (b) the net income (or loss) of any Person accrued prior to the date it becomes a Guarantor or is merged into or consolidated with the Company or a Guarantor or that Person’s assets are acquired by the Company or a Guarantor except to the extent included pursuant to the foregoing clause (a), (c) any gain or loss from any sale, lease, license, transfer or other disposition of Property during such period and (d) non-cash stock-based award compensation expenses.

“Consolidated Interest Expense” means, for any period, determined on a Consolidated basis, without duplication, for the Company and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Permitted Hedging Transactions) for such period.

“Consolidated Secured Corporate Indebtedness” means, as of any date of determination, the aggregate principal amount of Consolidated Corporate Indebtedness that is secured by a Lien on any assets of the Company or any of its Subsidiaries.

“Consolidated Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) the Consolidated Secured Indebtedness less (ii) Unrestricted Cash on such date to (b) Consolidated Adjusted EBITDA for the most recently ended LTM Period.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Company.

“Credit Facilities” means, one or more debt facilities, indentures or agreements (including, without limitation, the Senior Secured Credit Facilities) or commercial paper facilities, in each case, with banks or other institutional lenders, commercial finance companies, creditors, investors or other lenders providing for revolving credit loans, term loans, bonds, debentures, hedging, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, pursuant to agreements or indentures, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of any non-cash consideration received by the Company or one of its Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate of the Company at the time of such Asset Sale less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the date that is 91 days after the final maturity date of the Notes.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” or “$” means the lawful money of the United States of America.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any issuance by the Company of common shares of its Equity Interests to any person other than a Subsidiary of the Company (including, without limitation, in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and other than with respect to any such common stock registered on Form S-8.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system, or any successor securities clearing agency.

“Excess Permitted Guarantees” means any Permitted Guarantee to the extent that the value of such Guarantee exceeds the Realizable Value of the assets that are subject to a Lien securing the Indebtedness that is the subject of such Permitted Guarantee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Subsidiary” means each of the following:

(a)            each of W&D Interim Lender, LLC, W&D Interim Lender II, LLC, W&D Interim Lender III, Inc., W&D Interim Lender IV, LLC, W&D Interim Lender V, Inc., W&D Interim Lender VI, LLC, Walker & Dunlop Commercial Mortgage Manager LLC, Walker & Dunlop Commercial Property Funding, LLC, Walker & Dunlop Commercial Property Funding I, LLC, Walker & Dunlop Commercial Property Funding I WF, LLC, Walker & Dunlop Commercial Property Funding I CS, LLC, Walker & Dunlop Commercial Property Funding I CB, LLC, Walker & Dunlop Investment Management, LLC, WD-ILP JV Investor, LLC (formerly known as WD-BXMT JV Investor, LLC), Walker & Dunlop Investment Partners, Inc. (formerly known as JCR Capital Investment Corporation; and various entities controlled or majority owned directly/indirectly by Walker & Dunlop Investment Partners, Inc.), JCR Capital Investment Company, LLC (and various fund entities controlled or majority owned directly/indirectly by JCR Capital Investment Company, LLC), Enodo, Inc., W&D KBP, LLC, W&D ETE, LLC, WD-IC JV GP LLC, WD-IC JV Investor, LLC, WDIS WA, LLC, WDIB-Investor, LLC, WDIB, LLC, Zelman Partners, LLC, WDAAC, LLC (and various entities controlled or majority owned directly/ indirectly by WDAAC, LLC), W&D STCI, LLC, W&D RPS HoldCo, LLC, WD-GTE, LLC, GeoPhy B.V., GeoPhy Inc, WD-Geophy HoldCo, LLC, WD-GeoPhy CRE Valuation LLC, WD-KA JV Investor LLC, WDIS, Inc, WD-Alliant TCBI, LLC, 2388 North Main Street, LLC, Shelby Pref Investor, LLC, WD-IC JV GP II LLC, WD-IC JV Investor II, LLC, WD 2360 HoldCo, LLC, WD 46-110 HoldCo, LLC, WD CVFG HoldCo, LLC, WD-UK HoldCo, LLC, W&D UK Holdco Limited, W&D UK Pvt Ltd and their respective Subsidiaries, but, in each case, only for so long as such Person continues to satisfy the requirements of Section 4.17;

(b)            any Subsidiary designated in accordance with Section 4.17 that has not been re-designated or reclassified in accordance with Section 4.17;

(c)            any Subsidiary that is a Securitization Entity; and

(d)            any Foreign Subsidiary that is not disregarded for tax purposes and the guarantee by such Foreign Subsidiary would have material adverse federal income tax consequences for the Company (by constituting an investment of earnings in United States property under Section 956 of the Code, triggering an increase in the gross income of the Company pursuant to Section 951 of the Code) after giving effect to any corresponding credits or offsets;

provided that, notwithstanding anything to the contrary in this Indenture, (i) no Person that is a Guarantor as of the Issue Date and (ii) no Subsidiary that itself or through any of its Subsidiaries owns, directly or indirectly, any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or a Guarantor shall be an Excluded Subsidiary.

“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer that is not an Affiliate of the seller and a willing seller would reasonably be expected to agree to purchase and sell such asset, as determined in good faith by the Company or the Subsidiary purchasing or selling such asset. For the avoidance of doubt, any sale, contribution, assignment or other transfer shall not be deemed to be for less than Fair Market Value solely because such sale, contribution, assignment or transfer was made at a discount to par.

“Fannie Mae” means Fannie Mae, also known as The Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Agreements” means all applicable selling and servicing agreements (including the Fannie Mae Servicing Contracts) between Fannie Mae and the Company or any Guarantor under any Fannie Mae Program, together with any other present or future contracts, agreements, instruments or indentures to which Fannie Mae and the Company or any Guarantor are parties or pursuant to which the Company or any Guarantor owes any duty or obligation to Fannie Mae, and including the Fannie Mae Guides, however titled, referred to in those selling and servicing agreements and all other Fannie Mae guidelines, directives and approvals to which the Company or any Guarantor is subject.

“Fannie Mae Guide” means the Fannie Mae Multifamily Selling and Servicing Guide, the Fannie Mae Delegated Underwriting and Servicing Guide, the Fannie Mae Negotiated Transactions Guide, and the Fannie Mae Multifamily Program Rules, including any exhibits, appendices or other referenced forms, as any of the foregoing are amended, modified, supplemented, restated or superseded from time to time, as the context and Fannie Mae Agreements require.

“Fannie Mae Loans” means each of the Mortgage Loans serviced by WDLLC or, as may be applicable, WD Capital on behalf of Fannie Mae.

“Fannie Mae Mortgage Loan” means a permanent Mortgage Loan originated under the Fannie Mae Agreements, the Fannie Mae Guide, or any Fannie Mae Program.

“Fannie Mae Program” means (a) any program offered by Fannie Mae to which the Company or any Guarantor is a party as of the Issue Date pursuant to a Fannie Mae Agreement and (b) any other program offered by Fannie Mae at any time and from time to time after the Issue Date in which the Company or any Guarantor participates pursuant to the Fannie Mae Agreements.

“Fannie Mae Servicing Contracts” means any Servicing Agreement between the Company or any Guarantor and Fannie Mae.

“FHA” means the United States Federal Housing Administration.

“FHA/HUD Agreements” means the Multifamily Accelerated Processing Guide, with respect to the Company or any Guarantor under any FHA/HUD Program, together with any other present or future contracts, agreements, instruments or indentures to which FHA and/or HUD and the Company or any Guarantor are parties or pursuant to which the Company or any Guarantor owes any duty or obligation to FHA and/or HUD, and including the FHA/HUD Guides, however titled, referred to in those selling and servicing agreements and all other FHA/HUD guidelines, directives and approvals to which the Company or any Guarantor is subject.

“FHA/HUD Guide” means each guide used by FHA and HUD, respectively, applicable to the FHA/HUD Loans, as may be amended, restated, supplemented or otherwise modified from time to time.

“FHA/HUD Loans” means a Mortgage Loan that is insured or co-insured and/or otherwise guaranteed by FHA and/or HUD.

“FHA/HUD Program” means any of (a) the Multifamily Accelerated Processing program, and (b) any other program offered by FHA or HUD at any time and from time to time in which the Company or any Guarantor participates.

“Fixed Dollar Incurrence” has the meaning specified in the definition of “Permitted Indebtedness.”

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Freddie Mac” means Freddie Mac, also known as The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Freddie Mac Agreements” means all applicable selling and servicing agreements (including the Freddie Mac Servicing Contracts) between Freddie Mac and the Company or any Guarantor under any Freddie Mac Program, together with any other present or future contracts, agreements, instruments or indentures to which Freddie Mac and the Company or any Guarantor are parties or pursuant to which the Company or any Guarantor owes any duty or obligation to Freddie Mac, and including the Freddie Mac Guide, however titled, referred to in those selling and servicing agreements and all other Freddie Mac guidelines, directives and approvals to which the Company or any Guarantor is subject.

“Freddie Mac CME Securitization” means the pooling of Mortgage Loans held by Freddie Mac into a real estate mortgage investment conduit pursuant to which WDLLC or, as may be applicable, WD Capital, respectively, retains servicing responsibilities.

“Freddie Mac Guide” means the Freddie Mac Multifamily Seller/Servicer Guide (including, as applicable, the Freddie Mac Delegated Underwriting for Targeted Affordable Housing Guide), as may be amended, restated, supplemented or otherwise modified from time to time.

“Freddie Mac Loan” means each of the Mortgage Loans serviced by WDLLC or, as may be applicable, WD Capital for or on behalf of Freddie Mac or a Freddie Mac CME Securitization.

“Freddie Mac Program” means any of (a) the Freddie Mac Program Plus, (b) the Targeted Affordable Housing Program, and (c) any other program offered by Freddie Mac at any time and from time to time in which the Company or any Guarantor participates.

“Freddie Mac Servicing Contracts” means any Servicing Agreement between the Company or any Guarantor and Freddie Mac.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Ginnie Mae” means Ginnie Mae, also known as The Government National Mortgage Association, or any successor thereto.

“Ginnie Mae Agreements” means all applicable agreements, including servicing agreements between Ginnie Mae and the Company or any Guarantor under any Ginnie Mae Program, together with any other present or future contracts, agreements, instruments or indentures to which Ginnie Mae and the Company or any Guarantor are parties or pursuant to which the Company or any Guarantor owes any duty or obligation to Ginnie Mae, and including the Ginnie Mae Guides, however titled, referred to in such agreements (including such servicing agreements) and all other Ginnie Mae guidelines, directives and approvals to which the Company or any Guarantor is subject.

“Ginnie Mae Guide” means Ginnie Mae Mortgage-Backed Securities Guide, as may be amended, restated, supplemented or otherwise modified from time to time.

“Ginnie Mae Program” means any program offered by Ginnie Mae at any time and from time to time in which the Company or any Guarantor participates.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Article 2 hereof.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each Subsidiary Guarantor.

“Guide” means, singly and collectively, as may be applicable from time to time, each Fannie Mae Guide, each Freddie Mac Guide, each Ginnie Mae Guide, each FHA/HUD Guide, and, as may be applicable, any guide pertaining to any Investor Agreements.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Holder” means the Person in whose name the Note is registered on the Registrar’s book.

“HUD” means the United States Department of Housing and Urban Development.

“Indebtedness” means with respect to any Person at any date and without duplication, the sum of the following:

(a)            all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)            all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earnout or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)            (i) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP) and (ii) all Securitization Transaction Attributed Indebtedness;

(d)            all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)            all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn (including, without limitation, any reimbursement obligations), and banker’s acceptances issued for the account of any such Person;

(g)            all obligations of any such Person in respect of Disqualified Capital Stock;

(h)            all net obligations of such Person under any Hedge Agreements; and

(i)            all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the foregoing clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning given to such term in the recitals hereto.

“Initial Purchaser” means J.P. Morgan Securities LLC.

“Interest Payment Date” means April 1 and October 1 of each year, commencing on October 1, 2025.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), advance or capital contribution by (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities. “Investment” shall exclude (w) mortgage loans in the ordinary course of business, warehouse loans secured by mortgage loans and related assets, drawing accounts and similar expenditures in the ordinary course of business, (x) accounts receivable, extensions of trade credit or advances by the Company and its Subsidiaries (other than an Excluded Subsidiary) on commercially reasonable terms in accordance with the Company or its Subsidiaries’ (other than an Excluded Subsidiary’s) normal trade practices, as the case may be, (y) deposits made in the ordinary course of business and customary deposits into reserve accounts related to Securitizations and (z) commission, moving, entertainment and travel expenses and similar advances to officers, directors, managers and employees, in each case, made in the ordinary course of business. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. For the avoidance of doubt, expenditures of the Company and its Subsidiaries that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Company and its Subsidiaries shall not constitute Investments.

“Investment Grade” means a rating of the Notes by both S&P and Moody’s, each such rating being one of such agency’s four highest generic rating categories that signifies investment grade (i.e., BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided that, in each case, such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the Notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) designated by the Company, notice of which shall be given to the Trustee.

“Investment Grade Securities” means marketable securities of a Person (other than the Company or its Subsidiaries, an Affiliate or joint venture of the Company or any Subsidiary), acquired by the Company or any of its Subsidiaries in the ordinary course of business that are rated, at the time of acquisition, BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s.

“Investor” means any Person (other than Fannie Mae, Freddie Mac, Ginnie Mae, FHA, or HUD) that (a) purchases Mortgage Loans serviced by the Company or any Guarantor, or (b) insures or unconditionally guarantees Mortgage Loans serviced by the Company or any Guarantor.

“Investor Agreements” means all applicable selling and servicing agreements (including the Investor Servicing Contracts) between an Investor and the Company or any Guarantor, together with any other present or future contracts, agreements, instruments or indentures to which such Investor and the Company or any Guarantor are parties or pursuant to which the Company or any Guarantor owes any duty or obligation to such Investor, and including the guides, however titled, referred to in those selling and servicing agreements and all other Investor guidelines, directives and approvals to which the Company or any Guarantor is subject.

“Investor Servicing Contracts” means any Servicing Agreements between the Company or any Guarantor and an Investor.

“Issue Date” means March 14, 2025.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing, any lease in the nature thereof and any agreement to give any security interest).

“Limited Condition Transaction” means any acquisition, Investment or other transaction, including by way of merger, amalgamation or consolidation, by the Company or one or more of its Subsidiaries, with respect to which the Company or such Subsidiaries have entered into an agreement or are otherwise contractually committed to consummate, the consummation of which is not expressly conditioned upon the availability of, or on obtaining, financing from a third party non-Affiliate.

“LTM Period” means the most recent four consecutive fiscal quarters of the Company then last ended (in each case taken as one accounting period) for which financial statements are internally available (as determined in good faith by the Company), in each case, prior to such date of determination.

“Material Corporate Indebtedness” means any (i) Credit Facility, including the Senior Secured Credit Facilities, incurred pursuant to clause (2) of the definition of “Permitted Indebtedness” or (ii) capital markets debt securities of the Company or any Guarantor of the Notes, in each case, constituting Material Indebtedness.

“Material Indebtedness” means Indebtedness (other than the Notes) of any one or more of the Company or any of its Subsidiaries in an individual principal amount of $250.0 million at any time.

“MBS Trust” means any of the trusts or trust estates in which any Mortgage Loan, being serviced or specially serviced by the Company or any Guarantor pursuant to the terms and provisions of the applicable Collateral Transaction Documents, are held by the related trustee

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Mortgage” means a mortgage or deed of trust on real property that is improved and substantially completed.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and secured by a Mortgage and, if applicable, a Mortgage Security Agreement.

“Mortgage Note” means a promissory note secured by one or more Mortgages and, if applicable, one or more Mortgage Security Agreements.

“Mortgage Security” means any mortgage-backed security, pass-through certificate, collateralized mortgage obligation, participation certificate, or any other instrument or beneficial interest in a pool of mortgage loans or secured by or referencing mortgage loans, whether issued or guaranteed by an Agency, other governmental authority, or any private entity.

“Mortgage Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a Mortgage Loan.

“MSR Assets” means all rights, title and interests of the Company or the applicable Guarantor in its capacity as servicer, primary servicer, master servicer or special servicer (or similar capacity, howsoever denominated), as applicable, in, to and under the related Collateral Transaction Document and/or Servicing Agreements, whether now or hereafter existing, acquired or created, whether or not yet accrued, earned, due or payable, as well as all other present and future right and interest under such Collateral Transaction Document and/or Servicing Agreements, including, without limitation: (a) the rights to service or special service, as applicable, the related Mortgage Loans; (b) the right to receive compensation (whether direct or indirect) for such servicing or special servicing, as applicable, including the right to receive and retain the servicing fee and all other income, as applicable; (c) the right to hold and administer related custodial accounts, escrow accounts, reserve accounts and any other accounts and the right to hold, administer and, if applicable, receive earnings on the funds and investments related to any such accounts and the related servicing file arising from or connected to the servicing or special servicing of the related Mortgage Loans under such Collateral Transaction Document and/or Servicing Agreement; (d) all rights, powers and privileges incidental to the foregoing, together with all tiles, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating thereto; and (e) the nonexclusive right to use (in common with the Company or such Guarantor) the Company’s or such Guarantor’s operating systems to manage and administer the Mortgage Loans and any of the data and information related thereto, or that otherwise relates to the Mortgage Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Mortgage Loans, and the Company’s or such Guarantor’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Company’s or such Guarantor’s assignees or designees, and any computer programs that are owned by the Company or such Guarantor (or licensed to the Company or such Guarantor under licenses that may lawfully be transferred or used by the Company’s or such Guarantor’s assignees or designees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.

“MSR Subsidiary” means, each of WDLLC and WD Capital.

“Net Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable or otherwise, and the conversion of any non-cash asset to cash, but only as and when so received) received by the Company or any of its Subsidiaries (other than an Excluded Subsidiary) from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (1) income or gains taxes paid or payable by the seller, (2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness that is secured by a Lien on the stock or assets (or the equity of any Subsidiary (other than an Excluded Subsidiary) owning the assets) in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (3) reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith and (4) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Company or any of its Subsidiaries (other than an Excluded Subsidiary) in connection with such Asset Sale or for adjustments to the sale price in connection therewith; provided if all or any portion of any such reserve is not used or is released, then the amount not used or released shall comprise Net Proceeds, minus (iii) mandated fees and penalties by any Agency, if any, and all customary or reasonable commissions, discounts, fees, costs and expenses associated therewith.

“Non-Recourse Indebtedness” means, with respect to any specified Person or any of its Subsidiaries, Indebtedness that (a) is not, in whole or in part, Indebtedness of, or secured by any Lien on the assets or properties of, the Company or any Guarantor (and for which none of the Company nor any Guarantor has created, maintained or assumed any guarantee) and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against the Company or any Guarantor or the assets thereof (other than (i) usual and customary carve out matters for which the Company provides an unsecured guarantee with respect to fraud, misappropriation, breaches of representations and warranties and misapplication and (ii) Permitted Guarantees, in each case for which no claim for payment or performance thereof has been made that would constitute a liability of the Company in accordance with GAAP), (b) is owing to a Person that is not the Company, a Subsidiary of the Company or an Affiliate of the Company or its Subsidiaries and (c) other than as expressly provided herein with respect to the guarantees contemplated by the second parenthetical to clause (a) of this definition, the source of repayment for which is expressly limited to the assets or cash flows of such Person.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes pursuant to the provisions of this Indenture.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued in accordance with the terms of this Indenture.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“OID Legend” means the legend set forth in Section 2.06(g)(iv) hereof to be placed on each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

“Offering Memorandum” means the Company’s offering memorandum dated March 4, 2025, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President, Vice President (or the equivalent thereof) or Treasurer, of the Company. A reference to an “Officer” of a Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by or on behalf of a Person by an Officer of such Person and delivered to the Trustee.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capitalized Lease Obligation.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Pari Passu Debt” means Indebtedness of the Company or its Subsidiary (other than an Excluded Subsidiary) that is pari passu in right of payment with the Notes or a Note Guarantee. For the purposes of this definition, no Indebtedness will be considered to be senior or junior by virtue of being secured on a first or junior priority basis.

“Partial Interest Asset Sale” means the sale by the Company or any Guarantor to a third party of a partial interest in an asset, which sale is permitted pursuant to Section 4.10 hereof.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means the businesses of the Company and its Subsidiaries as described in this offering memorandum and businesses that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof.

“Permitted Funding Collateral” means, with respect to any Permitted Funding Indebtedness or Agency Repurchase Indebtedness, such assets of the borrower thereunder as are pledged to support such Permitted Funding Indebtedness or Agency Repurchase Indebtedness, as applicable. For the avoidance of doubt, in no event shall Permitted Funding Collateral include (a) any right to payments owed to the Company or any Guarantor under any of the Servicing Agreements or (b) any MSR Assets, other than such rights to payment and MSR Assets relating to loans included in such Permitted Funding Collateral.

“Permitted Funding Indebtedness” means any Indebtedness, which may be structured as loans, warehouse facilities, repurchase facilities, bridge facilities, working capital facilities or other similar facilities that, in each case, contains customary terms for such Indebtedness and is incurred in the ordinary course of business of the borrower thereunder but only to the extent that (a) the amount thereof that the holder of such Indebtedness has contractual recourse to the Company or any Guarantor does not exceed the Realizable Value of the assets securing such Indebtedness and (b) such Indebtedness is secured only by Permitted Funding Collateral applicable to that Permitted Funding Indebtedness. The amount of any such Indebtedness shall be determined in accordance with GAAP.

“Permitted Guarantee” means one or more of the following guarantees of the Company or any Guarantor: (a) guarantees of Indebtedness of an Excluded Subsidiary consisting of loans or lines of credit incurred by such Excluded Subsidiary in the ordinary course of business that are secured solely by the assets of Excluded Subsidiary and which such guarantees are secured, if at all, solely by the Equity Interests issued by such Excluded Subsidiary to the Company or the Guarantor, as applicable, that is providing such guarantee, (b) unsecured guarantees of Permitted Funding Indebtedness or Agency Repurchase Indebtedness and (c) guarantees of obligations of an entity in which the Company, any Guarantor or an Excluded Subsidiary has directly or indirectly made an Investment that is not otherwise prohibited hereunder, which guarantee under this clause (c) shall be unsecured and shall be limited to usual and customary carve out matters with respect to fraud, misappropriation, breaches of representations and warranties and misapplication by the Company, the Guarantors or such entity.

“Permitted Hedging Transactions” means entering into instruments and contracts and making margin calls thereon by the Company or any of its Subsidiaries (other than an Excluded Subsidiary) in reasonable relation to a Permitted Business that are entered into for bona fide hedging purposes and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company or such Subsidiary (other than an Excluded Subsidiary)) and shall include, without limitation, interest rate swaps, caps, floors, collars and forward hedge or mortgage sale contracts and similar instruments, “interest only” mortgage derivative assets or other mortgage derivative products, future contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury rates and similar financial instruments.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)            Indebtedness under the Notes issued on the Issue Date and the Note Guarantees;

(2)            Indebtedness of the Company or any Subsidiary under Credit Facilities in an aggregate principal amount not to exceed the sum of (x) $500.0 million plus, if and to the extent approved by Fannie Mae where Fannie Mae consent is required (y) the greater of (i) $325.0 million and (ii) 100.0% of Consolidated Adjusted EBITDA as of the most recently ended LTM Period plus (z) an amount (with any amounts incurred under this clause (z) deemed to be Consolidated Net Secured Corporate Indebtedness for this purpose) such that, after giving pro forma effect to the incurrence of such additional amount and the application of proceeds therefrom, the Consolidated Net Secured Leverage Ratio would not exceed 3.00 to 1.00, in each case at any one time outstanding;

(3)            other Indebtedness and Preferred Stock of the Company and its Subsidiaries outstanding on the Issue Date (excluding Indebtedness described in clauses (1) and (2) above);

(4)            Permitted Hedging Transactions;

(5)            Indebtedness under Hedge Agreements (excluding Hedge Agreements entered into for speculative purposes);

(6)            unsecured intercompany Indebtedness (i) owed by the Company or any Subsidiaries to the Company or a Subsidiary and (ii) owed by the Company or any Subsidiaries to any Excluded Subsidiary; provided, however, that in respect with this subsection 6(ii), if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(7)            Guarantees in the form of WDLLC’s or, as may be applicable, WD Capital’s respective loss sharing agreements with Fannie Mae or similar loss sharing agreements in favor of third party holders of Mortgage Loans originated or brokered by the Company or a Guarantor or an Excluded Subsidiary under a program or arrangement comparable to the loss sharing arrangements with Fannie Mae;

(8)            Subordinated Indebtedness; provided, that in the case of each incurrence of such Subordinated Indebtedness, (i) no Event of Default shall have occurred and be continuing or would result from the incurrence of such Subordinated Indebtedness and (ii) such Subordinated Indebtedness shall not be recourse or guaranteed by any Person that is not the Company or a Guarantor;

(9)            Indebtedness under letters of credit, performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(10)            Permitted Funding Indebtedness and any Permitted Guarantee; provided that no Event of Default shall have occurred and be continuing or would result from the incurrence thereof at the time any lending commitment or increase therein is obtained (determined as if such commitment or increase was fully funded at such time);

(11)            Securitization Transaction Attributed Indebtedness;

(12)            Refinancing Indebtedness;

(13)            any guarantee by the Company or a Subsidiary of Indebtedness or other obligations of any Subsidiary of the Company (other than (i) Non-Recourse Indebtedness (except to the extent expressly permitted in clause (a) of the definition of “Non-Recourse Indebtedness”) and (ii) Indebtedness permitted by clauses (7) and (10) of this definition) so long as the incurrence of such Indebtedness incurred by such Subsidiary of the Company is permitted under the terms of this Indenture; provided that any Guarantees of Subordinated Indebtedness or other Indebtedness that is subordinated to the notes shall also be subordinated to the notes on the same basis as the Indebtedness being guaranteed.

(14)            Non-Recourse Indebtedness;

(15)            [reserved];

(16)            Indebtedness incurred in connection with Capital Lease Obligations and purchase money Indebtedness in an aggregate amount not to exceed the greater of (i) $100.0 million and (ii) 30.0% of Consolidated Adjusted EBITDA as of the most recently ended LTM Period;

(17)            unsecured contingent liabilities in respect of customary arrangements providing for indemnification, adjustment of purchase price, earn-outs, non-compete, consulting, deferred compensation and similar obligations, in each case, incurred or assumed in connection with the disposition or purchase of assets permitted by this Indenture;

(18)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(19)            (x) Acquired Indebtedness and Indebtedness incurred by the Company or any Subsidiary of the Company (other than an Excluded Subsidiary) in connection with the acquisition of a Permitted Business or its assets and (y) Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company (other than an Excluded Subsidiary) or at the time it merges or consolidates with the Company or any of its Subsidiaries (other than an Excluded Subsidiary) or assumed in connection with the acquisition of assets by the Company or any of its Subsidiary (other than an Excluded Subsidiary) or secured by a Lien encumbering any asset acquired by the Company or any of its Subsidiary (other than an Excluded Subsidiary) and, in each case, not incurred by, in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation in connection with the acquisition of a Permitted Business or such assets; provided that, in each case, on the date of the assumption or incurrence of such Indebtedness, after giving effect to the assumption or incurrence thereof and the use of proceeds therefrom, either:

(a)            the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Corporate Leverage Ratio set forth in Section 4.09(b); or

(b)            the Consolidated Corporate Leverage Ratio would not be higher than the ratio of Consolidated Corporate Leverage Ratio immediately prior to the incurrence or assumption of such Indebtedness;

(20)            shares of Preferred Stock of a Subsidiary of the Company issued to the Company or another Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such share of Preferred Stock (except to the Company or another Subsidiary) shall be deemed in each case to be an issuance of such shares or Preferred Stock not permitted by this clause (20);

(21)            unsecured Indebtedness owing to any insurance company in the ordinary course of business in connection with the financing of any insurance premiums permitted by such insurance company;

(22)            Obligations in respect of, or Indebtedness that may be deemed to exist pursuant to, any guarantees, performance, surety, statutory, appeal or similar obligations (including Obligations under any letter of credit incurred for such purposes) incurred in the ordinary course of business or in connection with judgments that do not result in an Event of Default;

(23)            additional Indebtedness incurred by the Company and the Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $130.0 million and (ii) 40.0% of Consolidated Adjusted EBITDA as of the most recently ended LTM Period; provided that no Event of Default shall have occurred and be continuing or would result from the incurrence thereof; and

(24)            Agency Repurchase Indebtedness.

For purposes of determining compliance with Section 4.09 hereof, (x) in the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (24) above or is entitled to be incurred pursuant to 4.09(b), the Company shall, in its sole discretion, classify (and may later reclassify) such item of Indebtedness or Preferred Stock or any portion thereof in any manner that complies with Section 4.09; provided that Indebtedness under the Senior Secured Credit Facilities outstanding on the Issue Date shall be deemed incurred pursuant to clause (2)(x) above and may not be reclassified and (y) in the event an item of Indebtedness (or any portion thereof) is incurred other than in reliance on an applicable ratio (such Indebtedness, the “Fixed Dollar Incurrence”) on the same date that an item of Indebtedness (or any portion thereof) is incurred in reliance on an applicable ratio, then the applicable ratio will be calculated with respect to such incurrence without regard to any concurrent Fixed Dollar Incurrence. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.09 hereof.

Notwithstanding any other provision of this Indenture to the contrary, for all purposes during the term of this Indenture, each lease in existence on the Issue Date shall have the same characterization as a Capitalized Lease Obligation or an Operating Lease as the characterization of that lease in the most recent financial statements in existence on the Issue Date, notwithstanding any change in characterization of that lease subsequent to the Issue Date by the Company based on changes in GAAP or its interpretation of GAAP.

“Permitted Investments” means:

(1)            any Investment in the Company or in a Subsidiary (other than an Excluded Subsidiary) (including, for the avoidance of doubt, an acquisition of assets useful in a Permitted Business, if as a result of such acquisition, such assets become owned by the Company or a Subsidiary (other than an Excluded Subsidiary));

(2)            Investments in the ordinary course of business in cash, Cash Equivalents and self-funded Mortgage Loans that are not subject to any Liens (other than Liens under the documentation for Credit Facilities) or any restriction on the creation, incurrence, assumption or existence of Liens thereon;

(3)            any Investment by the Company or any Subsidiary (other than an Excluded Subsidiary) of the Company in a Person, if as a result of such Investment (x) such Person becomes a Subsidiary (other than an Excluded Subsidiary) of the Company (including by means of a Division) or (y) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary (other than an Excluded Subsidiary) of the Company;

(4)            So long as no Event of Default has occurred and is continuing or would result therefrom, Investments by the Company or any Subsidiary in Securitization Entities in connection with a Qualified Securitization Transaction, or Investments in mortgage-related securities or charge-off receivables in the ordinary course of business;

(5)            Investments arising out of purchases of all remaining outstanding asset-backed securities of any Securitization Entity and/or Securitization Assets of any Securitization Entity in the ordinary course of business or for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;

(6)            Investments by the Company or any Subsidiary in the form of loans extended to non-Affiliate borrowers in connection with any loan origination business of the Company or such Subsidiary in the ordinary course of business;

(7)            any Investment made as a result of the receipt of securities or other assets of non-cash consideration from any disposition of assets not constituting an Asset Sale or from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(8)            Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of the Company or any Excluded Subsidiary;

(9)            any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(10)            Investments in connection with Hedging Agreements and Permitted Hedging Transactions;

(11)            repurchases of the Notes;

(12)            guarantees of Indebtedness permitted under Section 4.09 hereof;

(13)            any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 4.11(b) hereof (except transactions described in clauses (vii) and (ix) of such Section 4.11(b) hereof);

(14)            purchases of assets in the ordinary course of business;

(15)            deposits made in the ordinary course of business to secure the performance of leases or other obligations with respect to Permitted Liens;

(16)            any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any replacement, refinancing, refunding, extension, modification or renewal of any of the foregoing; provided that the amount of any such Investment may only be increased pursuant to this clause (16) to the extent required by the terms of such Investment or the binding commitments therefor, as applicable, as in existence on the Issue Date or as otherwise permitted under this Indenture;

(17)            any Investment by the Company or any Subsidiary of the Company in any Person where such Investment was acquired by the Company or any Subsidiary (other than an Excluded Subsidiary) of the Company (a) in exchange for any other Investment or accounts receivable held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any Subsidiary of the Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(18)            other Investments not to exceed the greater of (i) $85.0 million and (ii) 25.0% of Consolidated Adjusted EBITDA as of the most recently ended LTM Period;

(19)            purchases of mortgage-backed securities or similar debt instruments related to a Permitted Business;

(20)            Investments in the form of loans and advances to officers, directors and employees (1) in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $25.0 million (determined without regard to any write-downs or write-offs of such loans or advances), and (2) in connection with the recruitment and engagement of such officers, directors and employees that are forgivable subject to continued employment;

(21)            Investments (i) in any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries;

(22)            Investments in Excluded Subsidiaries (including, for the avoidance of doubt, (i) an acquisition of assets, if as a result of such acquisition, such assets become owned by an Excluded Subsidiary and (ii) any Investment by an Excluded Subsidiary in a Person, if as a result of such Investment (x) such Person becomes an Excluded Subsidiary of the Company (including by means of a Division) or (y) such Person is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an Excluded Subsidiary of the Company) in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $162.5 million and (y) 50.0% of Consolidated Adjusted EBITDA as of the most recently ended LTM Period; provided that no Event of Default has occurred and is continuing or would result therefrom;

(23)            additional Investments so long as immediately prior to and after giving effect on a Pro Forma Basis to such Investment and any Indebtedness incurred in connection therewith, (i) no Event of Default shall have occurred and be continuing, and (ii) the Consolidated Net Corporate Leverage Ratio will not exceed 3.00 to 1.00 calculated on a Pro Forma Basis and determined as of the most recently ended LTM Period; and

(24)            Investments by the Company or any Guarantor consisting of capital expenditures not otherwise prohibited by this Indenture.

“Permitted Liens” means the following types of Liens:

(1)            Liens for taxes, assessments or governmental charges or claims either (a) not yet delinquent for a period of more than 90 days, or (b) contested in good faith by appropriate proceedings promptly instituted and diligently conducted if adequate reserves are maintained to the extent required by GAAP and the failure to make payment pending such contest could not reasonably be expected to result in a material adverse effect;

(2)            (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract and (iii) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (a) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (b) do not, individually or in the aggregate, materially impair the operation of the business of the Company or any of the other Guarantors;

(3)            deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, letters of credit, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Property of the Company or its Subsidiaries on account thereof;

(4)            Liens existing on the Issue Date (excluding Liens securing Indebtedness permitted to be incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”);

(5)            (i) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a permitted acquisition and (ii) of the Company or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Company or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Indenture; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such permitted acquisition, purchase or other acquisition, (B) such Liens are applicable only to specific Property, (C) such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other Property of the Company or any of its Subsidiaries and (E) the Indebtedness secured by such Liens is permitted by clause 19 of the definition of “Permitted Indebtedness”);

(6)            Liens securing Indebtedness permitted to be incurred pursuant to clause (16) of the definition of “Permitted Indebtedness”; provided, that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness, and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(7)            Liens on Permitted Funding Collateral securing Permitted Funding Indebtedness or Agency Repurchase Indebtedness permitted pursuant to clauses (10) and (24) of the definition of “Permitted Indebtedness”;

(8)            any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or the other Guarantors or materially detract from the value of the relevant assets of the Borrower or the other Guarantors or (ii) secure any Indebtedness;

(9)            Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to Operating Leases entered into in the ordinary course of business of the Company or its Subsidiaries;

(10)            Liens securing Indebtedness permitted to be incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(11)            Liens on the Equity Interests issued by an Excluded Subsidiary to secure any Permitted Guarantee with respect to Indebtedness of such Excluded Subsidiary;

(12)            Liens securing Non-Recourse Indebtedness so long as such Lien shall encumber only (i) any Equity Interests of the Subsidiary which owes such Indebtedness, (ii) the assets originated, acquired or funded with the proceeds of such Non-Recourse Indebtedness and (iii) any intangible contract rights and other accounts, documents, records and other property directly related to the foregoing;

(13)            grants of software and other technology licenses in the ordinary course of business;

(14)            Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (4), (5), (6) and (10) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (4), (5), (6) and (10) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any accrued and unpaid interest, fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(15)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(16)            Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business and Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a depository or financial institution or securities intermediary;

(17)            any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(18)            Liens securing judgments for the payment of money not constituting an Event of Default or securing appeal or other surety bonds relating to such judgments;

(19)            encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(20)            Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21)            Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(22)            Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and setoff;

(23)            Liens securing Permitted Hedging Transactions or Indebtedness under Hedge Agreements and the costs thereof;

(24)            Liens in favor of an Agency (or a custodian on behalf of such Agency) under the Agency Agreements;

(25)            Liens with respect to obligations at any one time outstanding that do not exceed the greater of (x) $130.0 million and (y) 40.0% of Consolidated Adjusted EBITDA as of the most recently ended LTM Period at any time outstanding;

(26)            Liens on the Securitization Assets purported to be sold to a Securitization Entity in a Qualified Securitization Transaction or securing Securitization Transaction Attributed Indebtedness;

(27)            (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Company or a Guarantor; and

(28)            (i) Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), or (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted by Section 4.10 hereof or which does not constitute an Asset Sale, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted under this Indenture on the date of the creation of such Lien and (ii) Liens in connection with escrow arrangements for the proceeds of Indebtedness intended to fund an acquisition or other Investment (or refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness in connection therewith) and related costs and expenses (including any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof).

For purposes of determining compliance with Section 4.12 hereof, (x) in the event that a Lien meets the criteria of more than one of the categories of Liens described in clauses (1) through (28) above, the Company shall, in its sole discretion, classify (and may later reclassify) such Lien or any portion thereof in any manner that complies with Section 4.12 hereof and (y) in the event a Lien is created pursuant to a Fixed Dollar Incurrence, or secures Indebtedness (or any portion thereof) that is incurred pursuant to a Fixed Dollar Incurrence, in each case, on the same date that a Lien is created securing an item of Indebtedness (or any portion thereof) incurred in reliance on an applicable ratio, then the applicable ratio will be calculated with respect to such incurrence without regard to any concurrent Fixed Dollar Incurrence.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Pro Forma Basis” means, for purposes of calculating the Consolidated Net Corporate Leverage Ratio or the Consolidated Net Secured Leverage Ratio (and the component definitions therein) for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and all Specified Transactions that occur subsequent to the applicable measurement period and on or prior to the date of determination, in each case, shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a)            all income statement items (whether positive or negative) attributable to the Property or Person disposed of in an Asset Sale shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a permitted acquisition shall be included; and

(b)            non-recurring costs, extraordinary expenses and other pro forma adjustments attributable to such Specified Transaction may be included to the extent that such costs, expenses or adjustments:

(i)             are reasonably expected to be realized within twenty-four (24) months of such Specified Transaction;

(ii)            are calculated on a basis consistent with GAAP and Regulation S-X of the Exchange Act; and

(iii)           represent less than twenty-five percent (25%) of Consolidated Adjusted EBITDA as of the most recently ended LTM Period (determined without giving effect to this clause (b));

provided that the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated Adjusted EBITDA or clause (a) above, as the case may be.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Securitization Transaction” means, any Securitization Transaction, provided that (a) the consideration for the Asset Sale of Securitization Assets by the Company or any Guarantor to any Securitization Entity is not less than fair market value, (b) the board of directors (or equivalent) of the Company shall have determined in good faith that such Securitization Transaction (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and/or such Guarantor, (c) except for the Standard Securitization Undertakings related thereto, the obligations under such Securitization Transaction are non-recourse to the Company and its Subsidiaries (other than the applicable Securitization Entity) and (d) the material terms of such Securitization Transaction are usual and customary for transactions of such type.

“Rating Agencies” means Moody’s and S&P.

“Realizable Value” means, with respect to any asset of the Company or any of its Subsidiaries, (a) in the case of any real property owned by the Company or any of its Subsidiaries and acquired as a result of the foreclosure or other enforcement of a Lien by such Person, the value realizable upon the disposition of such asset as determined by the Company in good faith and consistent with customary industry practice (which such amount shall not, at any time, exceed the book value of such asset used in preparing the most recent consolidated balance sheet of the Company and its Subsidiaries) and (b) with respect to any other asset, the lesser of (i) if applicable, the face amount of such asset and (ii) the fair market value of such asset as determined by the Company in accordance with the agreement governing any Indebtedness secured by such asset (or, if such agreement does not contain any such provision, as determined by the senior management of the Company in good faith and consistent with customary industry practice); provided that the Realizable Value of any asset described in clauses (a) or (b) as to which the Company and its Subsidiaries have a binding commitment to purchase from a Person that is not the Company, a Subsidiary of the Company or an Affiliate of the Company or its Subsidiaries shall be the minimum price payable to the Company and its Subsidiaries for such asset pursuant to the terms of such contractual commitment.

“Record Date” for the interest payable on any applicable Interest Payment Date means March 15 or September 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with clause (1), (3), (10), (12), (15), (16), (19) and (24) of the definition of “Permitted Indebtedness” or incurred pursuant to Section 4.09(b) hereof, and in each case that does not:

(1)            result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (or, if such Refinancing Indebtedness is issued with original issue discount, the aggregate issue price of such Indebtedness is not more than the aggregate principal amount of Indebtedness being refinanced), assuming any existing commitments under the Indebtedness being Refinanced are fully drawn, except by an amount equal to unpaid accrued interest, premium and other defeasance costs on the Indebtedness being Refinanced plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Refinancing and amounts of Indebtedness otherwise permitted to be incurred under this Indenture); or

(2)            create Indebtedness with a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or a scheduled final maturity earlier than the scheduled final maturity of the Indebtedness being Refinanced;

provided that (i) (a) if the Indebtedness being Refinanced is Indebtedness of the Company or a Subsidiary Guarantor, such Refinancing Indebtedness is incurred by the Company or any Subsidiary Guarantor or (b) if the Indebtedness being Refinanced is Indebtedness of a Subsidiary (other than the Company) that is not a Guarantor, such Refinancing Indebtedness is incurred by the Company or any Subsidiary, (ii) if the Indebtedness being Refinanced is subordinate or junior to the Notes or any Note Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Note Guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced and (iii) if the Indebtedness being Refinanced was incurred pursuant to clause (10) or clause (24) of the definition of “Permitted Indebtedness,” then such Refinancing Indebtedness must be Permitted Funding Indebtedness or Agency Repurchase Indebtedness, as applicable.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend and, if applicable, the OID Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903..

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, any assistant vice president, any trust officer, any assistant trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend and, if applicable, the OID Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend and, if applicable, the OID Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” means a Restricted Definitive Note or a Restricted Global Note, as the case may be.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the United States Securities and Exchange Commission and any successor governmental authority performing a similar function.

“Secured Debt” means any Indebtedness that is secured by a Lien on any assets, property or Equity Interests of the Company or any of its Subsidiaries (regardless of the Realizable Value of such assets, property or Equity Interests).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Securitization Assets” means loans, accounts receivable, payment rights and other related assets (including, without limitation, any proceeds thereof and rights (contractual and other) and collateral (including all general intangibles, documents, instruments and records) related thereto) which are customarily sold or pledged pursuant to a securitization transaction or other similar financing transaction; provided that in no event shall Securitization Assets include (a) any right to payments owed to the Company or any Guarantor under any of the Servicing Agreement or (b) any MSR Assets, other than such rights to payment and MSR Assets relating to loans included in such Securitization Assets.

“Securitization Entity” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with the Company or a Guarantor in which the Company or such Guarantor makes an Investment or to which the Company or such Guarantor transfers assets) which engages in no activities other than in connection with the financing of assets of such Person, and any business or activities incidental or related to that business, and

(a)            no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(1)            is guaranteed by the Company or any Guarantor (excluding unsecured guarantees of obligations pursuant to Standard Securitization Undertakings);

(2)            is recourse to or obligates the Company or any Guarantor in any way other than pursuant to unsecured guarantees of Standard Securitization Undertakings, or

(3)            is secured by any property or asset of the Company or any Guarantor, directly or indirectly, contingently or otherwise, for the satisfaction thereof;

(b)            with which neither the Company nor any Guarantor has any material contract, agreement, arrangement or understanding other than those entered into in connection with Qualified Securitization Transactions that are on terms which the Company reasonably believes to be no less favorable to the Company or such Guarantor than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(c)            to which neither the Company nor any Guarantor has any obligation to maintain or preserve the entity’s financial condition or cause the entity to achieve certain levels of operating results other than pursuant to unsecured guarantees of Standard Securitization Undertakings.

“Securitization Transaction” means any transaction or series of transactions pursuant to which the Company or a Guarantor (a) sells, assigns, conveys or otherwise transfers Securitization Assets or (b) pledges or grants security interests or Liens in Securitization Assets, in each case under clause (a) or (b), to a Securitization Entity for the purpose of a securitization transaction or other similar financing transaction.

“Securitization Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Securitization Transaction on any date of determination that would be characterized as principal if Qualified Securitization Transaction were required to be structured as a secured lending transaction rather than a sale.

“Senior Secured Credit Facilities” means the credit facilities, consisting on the Issue Date of a revolving facility and a term loan facility, incurred under the Amended and Restated Credit Agreement, dated as of the Issue Date, among the Company, as the borrower, the lenders that are from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and any indentures or other credit facilities and whether by the same or any other agent, lender or group of lenders.

“Servicing Agreements” means, with respect to any Person, the arrangement, whether or not in writing, under which that Person has the right to service Mortgage Loans.

“Specified Transactions” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or re-designation or other event that by the terms of this Indenture requires “Pro Forma” compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Standard Securitization Undertakings” means representations, warranties, covenants, agreements and indemnities entered into by the Company or any Guarantor which are customary in similar securitization transactions.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Company or any of its Subsidiaries (other than Excluded Subsidiaries) that is contractually subordinated or junior in right of payment to the notes or any Notes Guarantee.

“Subsidiary,” with respect to any Person, means:

(1)            any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)            any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that is not an Excluded Subsidiary and that provides a Note Guarantee in accordance with the provisions of this Indenture and its successors and assigns, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Synthetic Lease” means any synthetic lease, tax retention Operating Lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Treasury Rate” means, as determined by the Company, with respect to any redemption date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to such redemption date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H. 15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2028; provided, however, that if the period from such redemption date to April 1, 2028 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means U.S. Bank Trust Company, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Cash” means, at any time, cash and Cash Equivalents reflected on the consolidated balance sheet of the Company and the Guarantors at such time to the extent such cash or Cash Equivalent is not reflected as “restricted”.

“Unrestricted Definitive Note” means one or more Definitive Notes, substantially in the form of Exhibit A hereto, that bear, if applicable, the OID Legend and that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, that bears the Global Note Legend and, if applicable, the OID Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear and are not required to bear the Private Placement Legend.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Capital Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or Preferred Stock into (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“WD Capital” means Walker & Dunlop Capital, LLC, a Massachusetts limited liability company.

“WDLLC” means Walker & Dunlop, LLC, a Delaware limited liability company.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

SECTION 1.02.      Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Affiliate Transaction”	4.11
“Applicable Premium Deficit”	11.01
“Applicable Law”	12.16
“Authentication Order”	2.02
“Asset Sale Offer”	4.10
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14

Term	Defined in Section
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Note Register”	2.03
“notice of acceleration”	6.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Parties”	4.03
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payment”	4.07
“Reversion Date”	4.18
“Surviving Entity”	5.01
“Suspended Covenants”	4.18
“Suspension Period”	4.18
“Trust Indenture Act”	12.01

SECTION 1.03.      Rules of Construction. Unless the context otherwise requires:

a term has the meaning assigned to it;

an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

“or” is not exclusive;

words in the singular include the plural, and in the plural include the singular;

“including” means including without limitation;

“will” shall be interpreted to express a command;

provisions apply to successive events and transactions;

references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and

the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.

SECTION 1.04.      Acts of Holders.

(a)            Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.04.

(b)            The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)            The ownership of Notes shall be proved by the Note Register.

(d)            Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)            The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)            Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g)            Without limiting the generality of the foregoing, a Holder, including any Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h)            The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by any Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

SECTION 1.05.      Limited Condition Transactions.

When calculating the availability under any threshold or basket based on a dollar amount, percentage or other financial measure (a “basket” or “cap”) or ratio under this Indenture, in each case, in connection with a Limited Condition Transaction, the date of determination of such basket, cap or ratio and of any requirement that there be no Default or Event of Default may, at the option of the Company, be the date the definitive agreement(s) for such Limited Condition Transaction is entered into. Any such ratio, basket, cap or requirement shall be calculated on a Pro Forma Basis, after giving effect to such Limited Condition Transaction and other transactions related thereto (including any incurrence or issuance of Indebtedness and the use of proceeds thereof) as if they had been consummated at the beginning of the applicable period or as of the date of determination (e.g., the ratio of Consolidated Corporate Indebtedness to Consolidated Adjusted EBITDA), as applicable, for purposes of determining the ability to consummate any such Limited Condition Transaction and any such related transactions; provided that if the Company elects to make such determination as of the date of such definitive agreement(s), then (i) if any of such ratios are no longer complied with or caps or baskets are exceeded as a result of fluctuations in such ratio, cap or basket (including due to fluctuations in the ratio of Consolidated Corporate Indebtedness to Consolidated Adjusted EBITDA of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Transaction and any such related transactions, such ratios, caps or baskets will not be deemed to have been no longer complied with or exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction and such related transactions are permitted under this Indenture, (ii) such ratios, caps or baskets shall not be tested at the time of consummation of such Limited Condition Transaction and such related transactions, and (iii) during the period on and following the date of any such election by the Company with respect to a given Limited Condition Transaction and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether any unrelated subsequent transaction (including, without limitation, the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Excluded Subsidiary) is permitted under this Indenture, any applicable ratio, cap or basket shall be required to be satisfied giving pro forma effect to such Limited Condition Transaction and other related transactions (including any incurrence of Indebtedness and the use of proceeds thereof).

ARTICLE 2
THE NOTES

SECTION 2.01.      Form and Dating; Terms.

(a)            General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(b)            Global Notes. Global Notes shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect transfers, exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)            Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited, subject to the limitation in Section 4.09. Notwithstanding anything to the contrary, in no event shall the aggregate principal amount of Notes authenticated and delivered under this Indenture exceed $450,000,000 and, together with the aggregate principal amount of the Senior Secured Credit Facilities, exceed $850,000,000, in each case without Fannie Mae’s prior written consent.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors, if any, and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, waivers, amendments, offers to repurchase, redemption or otherwise as the Initial Notes (but not as to issue date, issue price, first payment date or interest accruing prior to such first payment date); provided that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a separate CUSIP number; provided, further, that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09 hereof.

(d)            Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream and such provisions shall supersede the provisions in Section 2.06 hereof to the extent that they conflict with such provisions, with respect to such transfers.

SECTION 2.02.      Execution and Authentication. At least one Officer of the Company shall execute the Notes on behalf of the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto, as the case may be, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of a Company Order to authenticate (an “Authentication Order”) the Initial Notes, authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall, upon receipt of a Board Resolution and an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder. Such Authentication Order shall specify the amount of the Notes to be authenticated and, in case of any issuance of Additional Notes pursuant to Section 2.01 hereof, shall certify that such issuance is in compliance with Section 4.09 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

SECTION 2.03.      Registrar and Paying Agent. The Company shall (a) maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (b) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder of a Note shall be treated as the owner of the Note for all purposes. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes representing the Notes.

The Company initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

SECTION 2.04.      Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and will notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it with respect to the Notes to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it with respect to the Notes to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.      Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

SECTION 2.06.      Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary, (ii) subject to the procedures of the Depositary, the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Definitive Notes, (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes, or (iv) upon prior written notice given to the Trustee by or on behalf of the Depositary in accordance with this Indenture. Upon the occurrence of any of the preceding events in clauses (i), (ii), (iii) or (iv), Definitive Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear the applicable restricted legends required pursuant to Section 2.01 hereof and this Section 2.06. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in clauses (i), (ii), (iii) or (iv) and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06; provided, however, that beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)            Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(i) hereof.

(iii)            Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)            if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B)            if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)            Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(1)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (iv), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)            Transfer or Exchange of Beneficial Interests for Definitive Notes.

Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

if such beneficial interest is being transferred to a Non U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained herein and therein.

[Reserved].

Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clauses (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and if the Registrar receives the following:

(1)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each case set forth in this subparagraph (iii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon the occurrence of any of the events in clauses (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail to the Person designated in the instructions an Unrestricted Definitive Note in the applicable principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)            Transfer and Exchange of Definitive Notes for Beneficial Interests.

Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1)            if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)            if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii) if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions in this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (d)(ii) or (d)(iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)            Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)            if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)            if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)            if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)            Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1)            if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)            if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)            Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            [Reserved].

(g)            Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)            Private Placement Legend.

Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY AND THE RELATED GUARANTEES, IF ANY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT, PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (5) TO WALKER & DUNLOP, INC. OR A SUBSIDIARY OF WALKER & DUNLOP, INC. AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES, AND ANY SELLER AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)            Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)            [Reserved].

(iv)            OID Legend. Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO WALKER & DUNLOP, INC., 7272 WISCONSIN AVENUE, SUITE 1300, BETHESDA, MARYLAND 20814, ATTENTION: ISSA M. BANNOURAH.”

(v)            Applicable Procedures for Delegending. After one year has elapsed following (1) the Issue Date or (2) if the Company has issued any Additional Notes with the same terms and the same CUSIP number as the Notes within one year following the Issue Date, the date of original issuance of such Additional Notes, if the Notes are freely tradable pursuant to Rule 144 under the Securities Act by Holders who are not Affiliates of the Company where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied), the Company shall, at its option:

(A)            instruct the Trustee in writing to remove the Private Placement Legend from the Notes by delivering to the Trustee a certificate in the form of Exhibit E hereto, and upon such instruction the Private Placement Legend shall be deemed removed from any Global Notes representing such Notes without further action on the part of Holders;

(B)            notify Holders of the Notes that the Private Placement Legend has been removed or deemed removed; and

(C)            instruct DTC to change the CUSIP number for the Notes to the unrestricted CUSIP number for the Notes.

In no event will the failure of the Company to provide any notice set forth in this paragraph or of the Trustee to remove the Private Placement Legend constitute a failure by the Company or Trustee to comply with any of its covenants or agreements set forth in this Indenture. Any Restricted Note (or security issued in exchange or substitution therefor) as to which such restrictions on transfer shall have expired in accordance with their terms shall, upon the Trustee’s receipt of the certificate required by clause (A) above and surrender of such Restricted Note for exchange to the Registrar in accordance with the provisions of Article 2 of this Indenture, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the Private Placement Legend.

Notwithstanding any provision herein to the contrary, in the event that Rule 144 as promulgated under the Securities Act (or any successor rule) is amended to change the one-year holding period thereunder (or the corresponding period under any successor rule), (1) each reference in this Section 2.06(g)(v) to “one year” shall be deemed for all purposes hereof to be references to such changed period, and (2) all corresponding references in the Notes shall be deemed for all purposes hereof to be references to such changed period; provided, that such changes shall not become effective if they are otherwise prohibited by, or would otherwise cause a violation of, the then applicable federal securities laws. This Section 2.06(g)(v) shall apply to successive amendments to Rule 144 (or any successor rule) changing the holding period thereunder.

(h)            Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)            General Provisions Relating to Transfers and Exchanges.

To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.04 hereof).

Neither the Registrar nor the Company shall be required to register the transfer of or exchange any Note selected for redemption or tendered for repurchase pursuant to a Change of Control Offer or Asset Sale Offer in whole or in part, except the portion of any Note being redeemed or repurchased in part that is not redeemed or repurchased.

All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of delivery of a notice of redemption of Notes under Section 3.02 hereof and ending at the close of business on the day of such delivery, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not validly withdrawn) for purchase in connection with a Change of Control Offer or an Asset Sale Offer, in each case in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or purchased in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02 hereof, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with Section 2.02 hereof.

All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by electronic transmission.

The Trustee (in each of its capacities hereunder, including without limitation as Registrar) shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Trustee (in each of its capacities hereunder, including without limitation as Registrar) shall have no responsibility for any actions taken or not taken by the Depositary.

SECTION 2.07.      Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, any indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08.      Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09.      Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company, a Guarantor, if any, or any Affiliate of the Company or a Guarantor, if any.

SECTION 2.10.      Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11.      Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures. The Company may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.      CUSIP and ISIN Numbers. The Company in issuing the Notes may use CUSIP numbers and/or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers and/or ISIN numbers in notices of redemption, Change of Control Offers and Asset Sale Offers as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any such notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or repurchase pursuant to a Change of Control Offer or Asset Sale Offer shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP number and ISIN numbers.

ARTICLE 3
REDEMPTION

SECTION 3.01.      Notices to Trustee.

(a)            If the Company elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be given or caused to be given to Holders pursuant to Section 3.03 hereof (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate from the Company setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

(b)            Except as otherwise provided in this Indenture or the Notes, any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. If such redemption is subject to the satisfaction of one or more conditions precedent, in the Company’s discretion and as set forth in an Officer’s Certificate delivered to the Trustee, the redemption date may be delayed (including more than 60 days after the date the notice of redemption was mailed or delivered in accordance with DTC’s standard procedures) until as any or all such conditions shall have been satisfied or waived or the redemption may be rescinded in the event any such conditions shall not have been satisfied or waived by the original redemption date or by the redemption date as so delayed.

(c)            The Trustee shall not be liable for any actions taken or not taken by DTC or any other Depositary.

SECTION 3.02.      Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Company shall select the Notes to be redeemed or purchased on a pro rata basis, by lot or by such other method; provided that if the Notes are in global form, interest in such global notes will be selected for redemption or purchase by DTC in accordance with its standard procedures (with such adjustments as may be appropriate so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be redeemed or purchased). In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date by the Company or DTC, as applicable, from the outstanding Notes not previously called for redemption or purchase. If a partial redemption is made with the proceeds of an Equity Offering, the Company shall select the Notes on a pro rata basis, by lot, or by such other method; provided that if the Notes are in global form, interest in such global notes will be selected for redemption by DTC in accordance with its standard procedures (with such adjustments as may be appropriate so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be redeemed).

The Company shall promptly notify the Trustee in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in minimum amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; no Notes of $2,000 or less may be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 3.03.      Notice of Redemption. Subject to Section 3.09 hereof, the Company shall mail or cause to be mailed by first-class mail (or, in the case of Global Notes, in accordance with the Applicable Procedures) notices of redemption at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address, with a copy to the Trustee.

The notice shall identify the Notes to be redeemed (including CUSIP number(s)) and shall state:

the redemption date;

the redemption price;

if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

the name and address of the Paying Agent;

that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

the Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

that no representation is made as to the correctness or accuracy of the CUSIP number and ISIN number, if any, listed in such notice or printed on the Notes; and

if in connection with a redemption pursuant to Section 3.01(b) or 3.07(b) hereof, any condition to such redemption.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate of the Company requesting that the Trustee give such notice and attaching a copy of the notice to be delivered to each Holder of Notes.

SECTION 3.04.      Effect of Notice of Redemption. Once notice of redemption is given in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.01(b) or Section 3.07(b) hereof). The notice, if given in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption, as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

SECTION 3.05.      Deposit of Redemption or Purchase Price. Prior to noon (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest, if any, to, but excluding, such date, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to, but excluding, the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06.      Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

SECTION 3.07.      Optional Redemption.

(a)            At any time prior to April 1, 2028, the Company may on any one or more occasions redeem all or a part of the Notes, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus the Applicable Premium for the Notes, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable date of redemption (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption).

(b)            At any time, or from time to time, on or prior to April 1, 2028, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 40.0% of the aggregate principal amount of the Notes issued at a redemption price equal to 106.625% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption); provided that:

(i)            at least 60.0% of the principal amount of all Notes issued under this Indenture remains outstanding immediately after any such redemption; and

(ii)            the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

Notice of any redemption with the net cash proceeds of any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of the relevant Equity Offering or other corporate transactions.

(c)            On or after April 1, 2028, the Company may on any one or more occasions redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on April 1 of the years indicated below (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption):

Year	Percentage
2028	103.313%
2029	101.656%
2030 and thereafter	100.000%

(d)            Any redemption pursuant to this Section 3.07 shall be made pursuant to Sections 3.01 through 3.06 hereof.

(e)            In addition to the Company’s rights to redeem Notes pursuant to Sections 3.07(a), (b) and (c) hereof, the Company may at any time and from time to time purchase Notes in open-market transactions, tender offers, exchange offers, negotiated transactions or otherwise.

SECTION 3.08.      Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. The Company may acquire the Notes by means other than a redemption, whether by tender offer, exchange offer, open-market purchases, negotiated transactions or otherwise.

SECTION 3.09.      Offers to Repurchase by Application of Excess Proceeds.

(a)            In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b)            The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). Promptly after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and Pari Passu Debt, as provided in Section 4.10 hereof. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)            If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Purchase Date shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)            Upon the commencement of an Asset Sale Offer, the Company shall send, by first-class mail, a notice to each of the Holders, with a copy to the Trustee, or otherwise in accordance with the Applicable Procedures. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Pari Passu Debt. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)            that an Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open (which shall be for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law);

(ii)           the Offer Amount, the purchase price and the Purchase Date;

(iii)          that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)          that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v)           that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in a minimum denomination of $2,000 or an integral multiple of $1,000 in excess of $2,000;

(vi)          that Holders electing to have a Note purchased pursuant to an Asset Sale Offer shall be required to surrender the Note, with the form titled “Option of Holder to Elect Purchase” on the reverse of the Note which is attached as Exhibit A hereto, completed, to the Paying Agent at the address specified in the notice (or transfer by book-entry transfer to the Depositary, as applicable) prior to the close of business on the third Business Day prior to the Purchase Date;

(vii)         that Holders shall be entitled to withdraw their tendered Notes and their election, if any, to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(viii)        that, if the aggregate principal amount of Notes and Pari Passu Debt surrendered by the holders thereof exceeds the Offer Amount, the Company will determine the amount of the Notes and such Pari Passu Debt to be purchased on a pro rata basis or as nearly a pro rata basis as is practicable (subject to the Applicable Procedures), and the Company will select the Notes to be purchased on a pro rata basis, by lot or by such other method; provided that if the Notes are in global form, interest in such global notes will be selected for purchase by DTC in accordance with its standard procedures (with such adjustments as may be appropriate so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased);

(ix)          that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; and

(x)           any other instructions, as determined by the Company, consistent with this 3.09 and Section 4.10 hereof, that a Holder must follow.

(e)            On or before the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes and, if required, Pari Passu Debt or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes and Pari Passu Debt tendered and (ii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate of the Company stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)            The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000, in excess of $2,000. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g)            Prior to noon New York City time on the Purchase Date, the Company shall deposit with the Trustee or with the Paying Agent, money sufficient to pay the purchase price of and accrued and unpaid interest, if any, to, but excluding, such Purchase Date on all Notes to be purchased on that Purchase Date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent, as applicable, by the Company in excess of the amount necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be purchased.

(h)            Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4
COVENANTS

SECTION 4.01.      Payment of Notes. The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes; provided that, all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more Global Notes registered in the name or held by DTC or its nominee will be made in accordance with DTC’s applicable procedures. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary of the Company, holds as of noon (New York City time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. If an Interest Payment Date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest on such payment will accrue in respect of the delay.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02.      Maintenance of Office or Agency. The Company shall maintain in the United States an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands (but not service of process) may be made at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

SECTION 4.03.      Reports and Other Information.

(a)            Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will furnish to the Trustee

(i)            within 15 days after the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports for such fiscal year containing the information that would have been required to be contained in an Annual Report on Form 10-K (or any successor or comparable form) if the Company had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC;

(ii)            within 15 days after the time period specified in the SEC’s rules and regulations for non-accelerated filers, quarterly reports for such fiscal quarter containing the information that would have been required to be contained in a Quarterly Report on Form 10-Q (or any successor or comparable form) if the Company had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC; and

(iii)            within 15 days after the time period specified in the SEC’s rules and regulations for filing Current Reports on Form 8-K, current reports containing substantially all of the information that would be required to be filed in a Current Report on Form 8-K under the Exchange Act on the Issue Date pursuant to Items 1, 2 and 4, Items 5.01, 5.02(a)-(c) (other than compensation information) and Item 9.01 (only to the extent relating to any of the foregoing) of Form 8-K if the Company had been a reporting company under the Exchange Act; provided, however, that no such current reports (or Items thereof or all or a portion of the financial statements that would have otherwise been required thereby) will be required to be provided (or included) if the Company determines in its good faith judgment that such event (or information) is not material to holders or the business, assets, operations, financial position or prospects of the Company and its Subsidiaries, taken as a whole, or if the Company determines in its good faith judgment that such disclosure would otherwise cause competitive harm to the business, assets, operations, financial position or prospects of the Company and its Subsidiaries, taken as a whole (in which event such nondisclosure shall be limited only to specific provisions that would cause material harm and not the occurrence of the event itself).

Notwithstanding the foregoing, (a) such reports shall not be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, as amended, or related Items 307, 308 and 308T of Regulation S-K promulgated by the SEC, or Item 10(e), Item 402 and Item 601 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A and 34-54302A, (b) such reports shall not be required to comply with Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X, (c) such reports shall not be required to comply with any conflict minerals rules of the SEC or similar rules and regulations of any other government agency, (d) such reports shall not be required to include financial statements in interactive data format using the eXtensible Business Reporting Language and such reports shall be subject to exceptions, exclusions and other differences consistent with the presentation of financial and other information in this offering memorandum and shall not be required to present compensation or beneficial ownership information

(b)            In addition, the Company will, for so long as any Notes remain outstanding, use its commercially reasonable efforts to hold and participate in quarterly conference calls with the holders of the Notes, beneficial owners of the Notes, bona fide prospective investors, securities analysts and market makers to discuss such financial information no later than 10 Business Days after distribution of such financial information required by clauses (i) and (ii) of Section 4.03(a). If the Company holds a publicly accessible quarterly conference call with its investors, it shall be deemed to satisfy the obligation of the foregoing sentence.

(c)            For the avoidance of doubt, if the Company files with or furnishes to the SEC (a) an Annual Report on Form 10-K with respect to a fiscal year that complies in all material respects with the rules and regulations of the SEC regarding such filing, then such filing shall be deemed to satisfy the requirements of clause (i) of Section 4.03(a) with respect to the relevant fiscal year; (b) a quarterly report on Form 10-Q with respect to a fiscal quarter that complies in all material respects with the rules and regulations of the SEC regarding such filing, then such filing shall be deemed to satisfy the requirements of clause (ii) of Section 4.03(a) with respect to the relevant fiscal quarter; and (c) a current report on Form 8-K with respect to any of the events described in clause (iii) of Section 4.03(a) that complies in all material respects with the rules and regulations of the SEC regarding such filing, then such filing shall be deemed to satisfy the requirements of clause (iii) of Section 4.03(a) with respect to such event.

(d)            Notwithstanding the foregoing, the Company will be deemed to have delivered such reports and information referred to above to the holders, prospective investors, market makers, securities analysts and the trustee for all purposes of this Indenture if the Company has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available. In addition, the requirements of this covenant will be deemed satisfied and the Company will be deemed to have delivered such reports and information referred to above to the trustee for all purposes of this Indenture by the posting of reports and information that would be required to be provided on the Company’s website.

(e)            In addition, the Company agrees that, for so long as any Notes remain outstanding, during a period in which the Company is not subject to Section 13 or Section 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of Notes, beneficial owners of the Notes, bona fide prospective investors, securities analysts and market makers, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f)            Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner a report or other information or conduct a conference call required by this Section 4.03 shall be deemed cured (and the Company shall be deemed to be in compliance with this Section 4.03) upon furnishing or filing such report or other information or conducting a conference call as contemplated by this Section 4.03 (but without regard to the date on which such report or other information is so furnished or filed); provided that such cure shall not otherwise affect the rights of Holders under Article 6 if payment of any Notes has been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

(g)            Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s, any Guarantor’s or any other Person’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor, examine or confirm, on a continuing basis or otherwise, the Company’s, any Guarantor’s or any other Person’s compliance with this Section 4.03 or with respect to any reports or other documents filed under this Indenture. The Trustee shall have no obligation whatsoever to determine whether reports and information have been posted.

SECTION 4.04.      Compliance Certificate.

(a)            The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from an Officer of the Company stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and its Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Company and its Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and its Subsidiaries are taking or propose to take with respect thereto).

(b)            When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary of the Company gives any notice or takes any other action with respect to a claimed Default, the Company shall, within five Business Days after becoming aware of such Default (provided that such Officers shall provide such certification at least annually whether or not they know of any Default), deliver written notice to the Trustee and notice to Fannie Mae and Freddie Mac specifying such event and what action the Company proposes to take with respect thereto.

SECTION 4.05.      Taxes. The Company shall pay, and shall cause their Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06.      Stay, Extension and Usury Laws. Each of the Company and any other Guarantor covenants (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and any other Guarantor (to the extent that they may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07.      Limitation on Restricted Payments.

(a)            The Company shall not, and shall not cause or permit any of its Subsidiaries (other than any Excluded Subsidiaries) to, directly or indirectly:

(i)            declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or dividends or distributions by a Subsidiary (other than an Excluded Subsidiary) so long as, in the case of any dividend or distribution payable on, or in respect of, any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Company or a Subsidiary (other than an Excluded Subsidiary) receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(ii)            purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than in exchange for Qualified Capital Stock of the Company) held by Persons other than the Company or its Subsidiaries (other than an Excluded Subsidiary);

(iii)            make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than Subordinated Indebtedness owed by the Company or any Subsidiary (other than an Excluded Subsidiary) of the Company to another Subsidiary of the Company or the Company, or any such payment on Indebtedness due within one year of the date of purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement); or

(iv)            make any Restricted Investment,

if, at the time of such action (each such payment and other actions set forth in clauses (i) through (iv) of this Section 4.07(a) being collectively referred to as a “Restricted Payment”), or immediately after giving effect thereto:

a Default or an Event of Default shall have occurred and be continuing; or

immediately after giving effect thereto on a Pro Forma Basis, the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the ratio of Consolidated Net Leverage Ratio test set forth in Section 4.09(b); or

the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall exceed the sum of:

(1)            50.0% of the cumulative amount of Consolidated Corporate Net Income of the Company for the period (taken as one accounting period) from January 1, 2025 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (provided that in no event shall such amount be less than zero); plus

(2)            100.0% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company from any Person after the Issue Date including:

(x)            any contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Capital Stock); and

(y)            the issuance or sale of convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Capital Stock or debt securities) sold to a Subsidiary of the Company); plus

(3)            to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (y) the initial amount of such Restricted Investment; plus

(4)            to the extent that any Excluded Subsidiary of the Company is designated as a Subsidiary of the Company (or is merged, consolidated or amalgamated with or into, or otherwise transfers or conveys assets to, the Company or any of its Subsidiaries) after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such designation or transaction; plus

(5)            the greater of (x) $85.0 million and (y) 25% of Consolidated Adjusted EBITDA for the most recently ended LTM Period; plus

(6)            $285.0 million.

(b)            Section 4.07(a) hereof shall not prohibit:

(i)            the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice under this Indenture;

(ii)            so long as no Event of Default has occurred and is continuing or would result therefrom, the Company and the Guarantors may pay dividends in shares of their own Qualified Capital Stock;

(iii)            the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (including the acquisition of any shares of Disqualified Capital Stock of the Company) in exchange for, or out of the net cash proceeds from a substantially concurrent incurrence of Refinancing Indebtedness (with an incurrence being deemed substantially concurrent if such Restricted Payment occurs within 60 days of such incurrence); provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(iv)            the repurchase or redemption by the Company of its Equity Interests (x) in connection with the “cashless” exercise of stock options or restricted stock awards solely to the extent that such Equity Interests represent all or a portion of the exercise price thereof, (y) that are deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers or employees of the Company or any Subsidiary under any stock option plan or other benefit plan or agreement for directors, officers and employees of the Company and its Subsidiaries to cover withholding tax obligations of such Persons in respect of such issuance, or (z) in accordance with the Company’s rights or obligations under customary equity incentive plans or agreements for directors, officers and employees of the Company and its Subsidiaries in an aggregate amount with respect to this clause (z) not exceeding $50.0 million per Fiscal Year;

(v)            (A) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities and (B) repurchases of Equity Interests or options to purchase Equity Interests deemed to occur in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent necessary to pay applicable withholding taxes;

(vi)            any payment of cash by the Company in respect of fractional shares of the Company’s Capital Stock upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities;

(vii)            so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of the Company or Preferred Stock of any Subsidiary (other than an Excluded Subsidiary) of the Company issued on or after the Issue Date in accordance with Section 4.09 hereof;

(viii)            any repricing or issuance of employee stock options or other awards or the adoption of bonus arrangements, in each case in connection with the issuance of the Notes, and payments pursuant to such arrangements;

(ix)            payments and prepayments of any Subordinated Indebtedness made solely with the proceeds of Qualified Equity Interests;

(x)            Restricted Payments made with Net Proceeds from Asset Sales remaining after application thereof as required by Section 4.10 hereof (including after the making by the Company of any Asset Sale Offer required to be made by the Company pursuant to such covenant and the purchase of all Notes tendered therein);

(xi)            upon occurrence of a Change of Control or Asset Sale and within 60 days after the completion of the Change of Control Offer or Asset Sale Offer pursuant to Section 4.14 or Section 4.10 hereof, as applicable (including the purchase of all Notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the Notes required pursuant to the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101.0% (in the case of a Change of Control) or 100.0% (in the case of an Asset Sale) of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (B) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Subsidiary of the Company;

(xii)            Restricted Payments in an amount not to exceed $125.0 million per fiscal year; provided that immediately prior to and immediately after giving effect on a Pro Forma Basis to such Restricted Payment and any Indebtedness incurred in connection therewith, no Event of Default has occurred and is continuing;

(xiii)            additional Restricted Payments; provided that immediately prior to and immediately after giving effect on a Pro Forma Basis to such Restricted Payment and any Indebtedness incurred in connection therewith, (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Corporate Leverage Ratio will not exceed 2.00 to 1.00 calculated on a Pro Forma Basis and determined as of the most recently ended LTM Period; and

(xiv)            additional Restricted Payments in an amount not to exceed the greater of (x) $85.0 million and (y) and 25.0% of Consolidated Adjusted EBITDA for the most recently ended LTM Period; provided that immediately prior to and immediately after giving effect on a Pro Forma Basis to such Restricted Payment and any Indebtedness incurred in connection therewith, no Event of Default has occurred and is continuing.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (C) of Section 4.07(a) hereof, amounts expended pursuant to clauses (i) and (vii) of this Section 4.07(b) shall be included in such calculation to the extent not otherwise permitted hereunder.

For purposes of determining compliance with this Section 4.07, if any Investment or Restricted Payment would be permitted pursuant to one or more of the provisions described in Section 4.07(b) and/or one or more exceptions contained in the definition of “Permitted Investments,” the Company may classify all or any portion of such Investment or Restricted Payment in any manner that complies with this Section 4.07 or the definition of “Permitted Investments” and may later reclassify all or any portion of any such Investment or Restricted Payment in any manner that complies with this Section 4.07 or the definition of “Permitted Investments” so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exceptions as of the date of such reclassification.

SECTION 4.08.      Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)            The Company shall not, and shall not cause or permit any of its Subsidiaries (other than any Excluded Subsidiary) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary (other than any Excluded Subsidiary) of the Company to:

(i)            pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any of its Subsidiaries; or

(ii)           make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any Subsidiary of the Company;

(b)            Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i)            applicable law, rule, regulation or order;

(ii)           this Indenture, the Notes and any Note Guarantees;

(iii)          customary provisions of any contract, lease or license restricting assignments, subservicing, subcontracting or other transfers;

(iv)          obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Company, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary;

(v)            agreements existing on the Issue Date, including the Senior Secured Credit Facilities, to the extent and in the manner such agreements are in effect on the Issue Date;

(vi)          restrictions on the transfer of assets (other than cash) held in a Subsidiary of the Company imposed under any agreement governing Indebtedness incurred in accordance with this Indenture;

(vii)         provisions in agreements evidencing Permitted Funding Indebtedness or Agency Repurchase Indebtedness that impose restrictions on the collateral securing such Indebtedness, provide for financial covenants, limitations on affiliate transactions, the transfer of all or substantially all assets, other fundamental changes or other customary limitations which, in each case as determined in good faith by the Company, are customary or will not materially affect the ability of the Company to pay the principal, interest and premium, if any, on the Notes;

(viii)        restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(ix)          restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale;

(x)           any agreement or instrument governing Capital Stock of any Person that is acquired;

(xi)          customary provisions in joint venture and other similar agreements relating solely to the assets or the Equity Interests of such joint venture;

(xii)         customary provisions in leases, licenses, asset sale agreements and other agreements entered into in the ordinary course of business so long as such restrictions relate only to the assets subject thereto;

(xiii)        restrictions on cash or other deposits or net worth imposed by customers or other counterparties of the Company and its Subsidiaries under contracts entered into in the ordinary course of business;

(xiv)        purchase money obligations and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 4.08(a);

(xv)         restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property not otherwise prohibited under this Indenture that limit the transfer of such Property pending consummation of such sale;

(xvi)        other Indebtedness, Disqualified Capital Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09 hereof; provided that the restrictions will not materially affect the ability of the Company to pay the principal, interest and premium, if any, on the Notes, as determined in good faith by the Company; and

(xvii)       any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (ii) through through (xvii) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions, taken as a whole, than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.09.      Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)            The Company shall not, and shall not permit any of its Subsidiaries (other than any Excluded Subsidiaries) to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including, without limitation, Acquired Indebtedness) and the Company shall not permit any of its Subsidiaries (other than any Excluded Subsidiaries) to issue any shares of Preferred Stock, in each case other than Permitted Indebtedness.

(b)            Notwithstanding Section 4.09(a) hereof, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), and the Company’s Subsidiaries may issue Preferred Stock, in each case if on the date of the incurrence of such Indebtedness or Preferred Stock, after giving effect to the incurrence thereof and the use of proceeds thereof, the Consolidated Net Corporate Leverage Ratio of the Company and its Subsidiaries shall not exceed 4.00 to 1.00 calculated on a Pro Forma Basis.

SECTION 4.10.      Asset Sales.

(a)            The Company shall not, and shall not permit any of its Subsidiaries (other than any Excluded Subsidiary) to, consummate an Asset Sale, unless:

(i)            The Company (or the Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)            except in the case of an Asset Swap, at least 75.0% of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A)            any liabilities, as shown on the Company’s or such Subsidiary’s most recent consolidated balance sheet, of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or all Note Guarantees, if any) that are assumed by the transferee of any such assets (or a third party on behalf of such transferee) pursuant to a customary novation or other agreement that releases the Company or such Subsidiary from further liability;

(B)            any securities, notes or other obligations or assets received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 180 days of the receipt thereof, to the extent of the cash received in that conversion;

(C)            any Designated Non-cash Consideration received by the Company or any of its Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $48.75 million and (y) 15.0% of Consolidated Adjusted EBITDA as of the most recently ended LTM Period, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(D)            any stock or assets of the kind referred to in clauses (iv) and (v) of Section 4.10(b).

(b)            Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Subsidiary, as the case may be) may apply such Net Proceeds at its option, in any combination of the following:

(i)            to prepay or repay Secured Debt of the Company or any Guarantor or Indebtedness of any Subsidiary of the Company that is not a Guarantor and, in the case of Secured Debt under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto; provided, however, that Net Proceeds may not be applied to the prepayment or repayment of Non-Recourse Indebtedness or Indebtedness under Permitted Funding Indebtedness or Agency Repurchase Indebtedness, other than Non-Recourse Indebtedness or Indebtedness under Permitted Funding Indebtedness or Agency Repurchase Indebtedness, in each case, secured by a Lien on the asset or assets that were subject to such Asset Sale;

(ii)            to prepay or repay Pari Passu Debt permitted to be incurred pursuant to this Indenture to the extent required by the terms thereof, and, in the case of Pari Passu Debt under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto; provided that if the Company (or the applicable Subsidiary) prepays or repays Pari Passu Debt pursuant to this clause (ii), the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to equally and ratably purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of such Notes that would otherwise be prepaid;

(iii)            to make one or more offers to the holders of the Notes (and, at the option of the Company, the holders of Pari Passu Debt) to purchase Notes (and such other Pari Passu Debt) pursuant to and subject to the conditions applicable to Asset Sale Offers described below;

(iv)            to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Company; or

(v)            to acquire other assets that are used or useful in a Permitted Business (including, without limitation, MSR Assets, mortgages and other loans, mortgage related securities and derivatives, other mortgage related receivables, and other similar assets (or any interest in any of the foregoing) that are used to support or pledged to secured Permitted Funding Indebtedness or Agency Repurchase Indebtedness) or to make capital expenditures;

provided that, in the case of clauses (iv) and (v) above, a binding commitment entered into within such 365-day period shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided, further, that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c)            Pending the final application of any Net Proceeds, the Company (or the applicable Subsidiary) may temporarily reduce revolving credit borrowings and/or borrowings under Permitted Funding Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d)            Any Net Proceeds from Asset Sales that are not applied or invested within 365 days (as extended by any Acceptable Commitment) as provided in Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds the greater of (x) $32.5 million and (y) 10.0% of Consolidated Adjusted EBITDA as of the most recently ended LTM Period, within 30 days thereof, the Company shall make an offer to all Holders of Notes and all holders of Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such Pari Passu Debt that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The offer price in any Asset Sale Offer shall be equal to 100.0% of the principal amount (or, in the case of any other Pari Passu Debt offered at a significant original issue discount, 100.0% of the accreted value thereof, if permitted by the relevant indenture or other agreement governing such Pari Passu Debt) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall determine the amount of the Notes and such Pari Passu Debt to be purchased on a pro rata basis or as nearly a pro rata basis as is practicable (subject to the Applicable Procedures), and the Company will select the Notes to be purchased on a pro rata basis, by lot or by such other method; provided that if the Notes are in global form, interest in such global notes will be selected for purchase by DTC in accordance with its standard procedures (with such adjustments as may be appropriate so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(e)            The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

SECTION 4.11.      Limitation on Transactions with Affiliates.

(a)            The Company will not, and will not permit any of its Subsidiaries (other than any Excluded Subsidiary) to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service or the payment of any management, advisory or similar fees) with any officer, director, holder of any Equity Interests in, or other Affiliate of, the Company or any other Guarantor (each, an “Affiliate Transaction”), in each case having an aggregate value in excess of $10.0 million unless the terms of the Affiliate Transaction are no less favorable in any material respect to the Company or such Subsidiary than those that could reasonably be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate.

For purposes of this Section 4.11(a), with respect to the modification, amendment or replacement of an Affiliate Transaction in existence as of the Issue Date on substantially comparable terms, such threshold shall be calculated only with respect to the amount of any net increase in the value of the Affiliate Transaction as a result of such modification, amendment or replacement rather than the aggregate value.

(b)            The restrictions set forth in Section 4.11(a) hereof shall not apply to:

(i)            employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(ii)           transactions between or among the Company and any of its Subsidiaries (other than any Excluded Subsidiary) or between or among such Subsidiaries (other than any Excluded Subsidiary);

(iii)          transactions between the Company or one of its Subsidiaries (other than any Excluded Subsidiary) or any Person in which the Company or one of its Subsidiaries (other than any Excluded Subsidiary) has made an Investment in the ordinary course of business and such Person is an Affiliate solely because of such Investment;

(iv)          transactions between the Company or one of its Subsidiaries (other than any Excluded Subsidiary) and any Person in which the Company or one of its Subsidiaries (other than any Excluded Subsidiary) holds an interest as a joint venture partner and such Person is an Affiliate solely because of such interest;

(v)           any agreement or arrangement as in effect as of the Issue Date or any amendment or replacement agreement thereto or any transactions or payments contemplated thereby (including pursuant to any amendment or replacement agreement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date (as determined by the Company in good faith);

(vi)          an agreement between a Person and an Affiliate of such Person existing at the time such Person is acquired by, or merged into, the Company or a Subsidiary (other than any Excluded Subsidiary) and not entered into in contemplation of such acquisition or merger;

(vii)         Indebtedness, Restricted Payments or Investments (other than pursuant to clause (13) of the definition of “Permitted Investments”), or mergers, acquisitions, divisions or dispositions or Asset Sales permitted by this Indenture;

(viii)        sales of Qualified Capital Stock by the Company or any Subsidiary and capital contributions to the Company from Affiliates;

(ix)           transactions in which the Company or any Subsidiary of the Company, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is fair, from a financial standpoint, to the Company or such Subsidiary;

(x)           (a) the provision of mortgage servicing, mortgage loan origination, real estate logistics, brokerage and management and similar services to Affiliates in the ordinary course of business and otherwise not prohibited by this Indenture that are fair to the Company and its Subsidiaries (as determined by the Company in good faith) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Company in good faith), and (b) transactions with customers, clients, suppliers, vendors, contractors, joint venture partners or purchasers or sellers of assets or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company and its Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Company in good faith);

(xi)          payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Company or any of its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company or such Subsidiary; and

(xii)         sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Transaction, Permitted Funding Indebtedness, or Agency Repurchase Indebtedness.

SECTION 4.12.      Limitation on Liens. The Company shall not, and shall not cause or permit any of its Subsidiaries (other than any Excluded Subsidiary) to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind on the assets of the Company or any of its Subsidiaries securing Indebtedness of the Company or its Subsidiaries unless:

in the case of Liens securing Subordinated Indebtedness, the Notes or such Guarantor’s Note Guarantee are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

in all other cases, the Notes and any Note Guarantees are equally and ratably secured.

Any Lien created for the benefit of Holders pursuant to this Section 4.12 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the related Liens described in Section 4.12(a) or Section 4.12(b) hereof.

SECTION 4.13.      [Reserved].

SECTION 4.14.      Offer to Repurchase Upon Change of Control.

(a)            Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101.0% of the principal amount of the Notes purchased, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of purchase).

(b)            Within 30 days following the date upon which a Change of Control occurs, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, or otherwise in accordance with the procedures of DTC, which notice shall govern the terms of the Change of Control Offer. Such notice shall state the following information:

(i)            that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(ii)           the purchase price (the “Change of Control Payment”);

(iii)          the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (or, in the case of Global Notes, delivered), other than as may be required by law (the “Change of Control Payment Date”);

(iv)          that any Note not tendered or accepted for payment will remain outstanding and continue to accrue interest;

(v)           that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(vi)          that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form titled “Option of Holder to Elect Purchase,” which is attached to the form of Note attached as Exhibit A hereto, on the reverse of the Note completed, to the Paying Agent at the address specified in the notice (or transfer by book-entry transfer to the Depositary, as applicable) prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(vii)         that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the offer period, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased; and

(viii)        any other instructions, as determined by the Company, consistent with this Section 4.14, that a Holder must follow.

(c)            The Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (ii) an unconditional notice of redemption as to all outstanding Notes has been given pursuant to Sections 3.07(a) and 3.07(c) hereof, unless and until there is a default in payment of the applicable redemption price.

(d)            Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control conditioned upon such Change of Control if at the time of making of the Change of Control Offer a definitive agreement is in place with respect to such Change of Control.

(e)            The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.14, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

(f)            The Company will have the right to redeem the Notes at 101.0% of the principal amount thereof following the consummation of a Change of Control if at least 90.0% of the Notes outstanding prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control.

SECTION 4.15.      Limitation on the Issuance of Guarantees by Subsidiaries.

(a)            If any Subsidiary of the Company that is not an Excluded Subsidiary guarantees any Material Corporate Indebtedness (other than a Permitted Guarantee), then within 30 days of the date on which such Subsidiary guaranteed such Material Corporate Indebtedness of the Company or such Guarantor, as applicable, the Company shall cause such Subsidiary to fully and unconditionally guarantee the Notes, jointly and severally with any other Guarantors, and to execute a supplemental indenture, the form of which is attached as Exhibit D hereto (together with Opinions of Counsel as to the enforceability of such Note Guarantee); provided, however, that if the guarantee of such Subsidiary is provided in respect of Material Corporate Indebtedness that is expressly subordinated in right of payment to the Notes or any Note Guarantee, then such guarantee of such Subsidiary shall be subordinated in right of payment to such Subsidiary’s Note Guarantee to the same extent such other Material Corporate Indebtedness is subordinated to the Notes or such other Note Guarantee.

(b)            The Note Guarantees shall be joint and several obligations of the Guarantors.

(c)            Any Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Company or another Subsidiary Guarantor, other than in compliance with Section 10.06.

(d)            Any Note Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released and discharged in accordance with Section 10.07.

SECTION 4.16.      Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any of its Subsidiaries (other than any Excluded Subsidiary) to, enter into any sale and leaseback transaction; provided that the Company and any Subsidiary of the Company may enter into a sale and leaseback transaction if:

the Company or the Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to Section 4.09 hereof and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 4.12 hereof; and

the transfer of assets in that sale and leaseback transaction is permitted by, and the Company or the Subsidiary, as applicable, applies the proceeds of such transaction in compliance with, Section 4.10 hereof.

SECTION 4.17.      Designation of Excluded Subsidiaries.

(a)            The Company may designate any Subsidiary of the Company to be an Excluded Subsidiary if (i) that designation would not cause a Default or Event of Default, (ii) before and immediately after giving effect on a Pro Forma Basis to such designation, the Company shall be in compliance with the Consolidated Net Corporate Leverage Ratio set forth in Section 4.09(b) hereof and (iii) no Subsidiary that itself or through any of its Subsidiaries owns, directly or indirectly, any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Guarantor may at any time be an Excluded Subsidiary. If a Subsidiary of the Company is designated as an Excluded Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Subsidiaries in the Subsidiary designated as an Excluded Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of “Permitted Investments.” That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary otherwise meets the definition of an “Excluded Subsidiary”.

(b)            Any designation of a Subsidiary of the Company as an Excluded Subsidiary will be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof or is otherwise a Permitted Investment. Subject to Section 4.17(a) above, the Company may at any time designate any Excluded Subsidiary to be a Subsidiary of the Company if (i) that designation would not cause a Default or Event of Default, and (ii) before and immediately after giving effect on a Pro Forma Basis to such designation, the Company shall be in compliance with the Consolidated Net Corporate Leverage Ratio set forth Section 4.09(b); provided that upon the redesignation or reclassification of any Excluded Subsidiary (x) all outstanding Indebtedness and Liens (if any) of such re-designated or reclassified Subsidiary shall be deemed to have been incurred by such Subsidiary on such date of re-designation or reclassification and (y) all outstanding Investments of such re-designated or reclassified Subsidiary shall be deemed to be an Investment of the Company or a Guarantor as of such date of re-designation or reclassification.

(c)            Notwithstanding the foregoing, solely in the case of any newly created or acquired Subsidiary that has de minimis operations and assets, such Subsidiary shall, to the extent it satisfies all of the requirements set forth above with respect to Excluded Subsidiaries, be deemed to be an Excluded Subsidiary without further action by the Company or any other Guarantor, in each case until such time as such Subsidiary is re-designated as a Subsidiary in accordance Section 4.17(b) above.

SECTION 4.18.      Covenant Suspension. During any period of time that the Notes are rated Investment Grade and no Default or Event of Default has occurred and is then continuing, the Company and its Subsidiaries will not be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15, 4.19 and 5.01(a)(B) hereof (collectively, the “Suspended Covenants”). In the event that the Company and its Subsidiaries are not subject to the Suspended Covenants for any period of time (the “Suspension Period”) as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies, as applicable, withdraws its ratings or downgrades the ratings assigned to the Notes such that the Notes are not rated Investment Grade (the “Reversion Date”), then the Company and its Subsidiaries will thereafter again be subject to the Suspended Covenants, it being understood that no actions taken by (or omissions of) the Company or any of its Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the Suspended Covenants. Furthermore, after the Reversion Date, (a) calculations with respect to Restricted Payments will be made in accordance with the terms of Section 4.07 hereof as though such covenant had been in effect prior to and throughout the Suspension Period and accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.07(a) hereof, (b) all Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the definition of “Permitted Indebtedness,” (c) for purposes of Section 4.08 hereof, on the Reversion Date, any consensual encumbrances or restrictions of the type specified in Section 4.08(a)(i), (ii) or (iii) hereof entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted by Section 4.08(b)(v) hereof, (d) for purposes of Section 4.10 hereof, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero and (e) for purposes of Section 4.11 hereof, any Affiliate Transaction entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of Section 4.11(b)(v) hereof.

During a Suspension Period, the Company may not designate any of the Company’s Subsidiaries that are Guarantors immediately before the Suspension Period as Excluded Subsidiaries. The Company will provide the Trustee with an Officer’s Certificate stating the commencement of any Suspension Period or Reversion Date.

SECTION 4.19.      Limitation Regarding Excluded Subsidiaries.

No Excluded Subsidiary shall (i) engage in any transaction with any Affiliate of the Company (other than the Company, a Guarantor or another Excluded Subsidiary) that would not be permitted Section 4.11 hereof if such Excluded Subsidiary were a Subsidiary or (ii) or purchase, redeem, retire or otherwise acquire (directly or indirectly) any Equity Interests of the Company

ARTICLE 5
SUCCESSORS

SECTION 5.01.      Merger, Consolidation or Sale of All or Substantially All Assets.

(a)            The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, consummate a Division as the Dividing Person (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of assets of the Company and its Subsidiaries (determined on a consolidated basis for the Company and the Company’s Subsidiaries, and, in each case, net of any associated non-recourse or secured obligations), whether as an entirety or substantially as an entirety, to any Person unless:

either:

(1)            The Company shall be the surviving or continuing entity; or

(2)            the Person (if other than the Company) formed by such consolidation or Division or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Entity”):

(i)            shall be a Person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(ii)           shall expressly assume, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and this Indenture on the part of the Company to be performed or observed;

immediately after giving effect to such transaction and the assumption contemplated by clause (A)(2)(ii) of this Section 5.01(a) (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity of the Company, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Corporate Leverage Ratio set forth in Section 4.09(b) hereof;

immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (A)(2)(ii) of this Section 5.01(a) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(D)            The Company or the Surviving Entity, as applicable, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance, Division or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of this Indenture, are the legal, valid, and binding obligations of the Company or the Surviving Entity, as applicable, enforceable against it in accordance with its terms, and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

(b)            For purposes of Section 5.01(a), the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c)            Notwithstanding the foregoing, Section 5.01(a) shall not apply to:

(i)            a merger of the Company with an Affiliate solely for the purpose of reorganizing the Company in another jurisdiction; or

(ii)           any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Subsidiaries (other than any Excluded Subsidiary), or, so long as the Company is a surviving Person and any other surviving Person is a Subsidiary (other than any Excluded Subsidiary) of the Company, any Division of the Company as the Dividing Person.

SECTION 5.02.      Surviving Entity Substituted. Upon any consolidation, combination, Division or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, in which the Company is not the continuing entity, the successor Person formed by such consolidation or Division or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such.

ARTICLE 6
DEFAULTS AND REMEDIES

SECTION 6.01.      Events of Default. An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)            the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(ii)           the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

(iii)          the Company fails to make an Asset Sale Offer or a Change of Control Offer, as applicable, and thereafter accept and pay for Notes tendered when and as required pursuant to Section 4.10 or Section 4.14 hereof, as applicable, or the Company or any Subsidiary (other than an Excluded Subsidiary) fails to comply with Article 5 hereof;

(iv)          a default in the observance or performance of any other covenant or agreement contained in this Indenture and such default continues for a period of 60 days (or, in the case of Section 4.03 hereof, 120 days) after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 30.0% of the then outstanding principal amount of all Notes issued under this Indenture;

(v)           the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Subsidiary of the Company (other than an Excluded Subsidiary), or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $100.0 million or more at any time; provided that in connection with any series of convertible or exchangeable securities (A) any conversion or exchange of such securities by a holder thereof into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock, (B) the rights of holders of such securities to convert or exchange into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock and (C) the rights of holders of such securities to require any repurchase by the Company of such securities in cash shall not, in itself, constitute an Event of Default under this clause (v); provided, further, that no Event of Default shall occur under this clause (v) as a result of any such failure to pay with respect to any such Indebtedness described in this clause (v), if such failure to pay shall have been cured or waived by the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) prior to any declaration of acceleration of the Notes because of such failure to pay such Indebtedness;

(vi)          one or more judgments in an aggregate amount in excess of $100.0 million shall have been rendered against the Company or any of its Subsidiaries (other than an Excluded Subsidiary) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a solvent and unaffiliated insurance company has acknowledged coverage of such judgments in writing);

(vii)         the Company or any Subsidiary of the Company (other than an Excluded Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(A)            commences proceedings to be adjudicated bankrupt or insolvent;

(B)            consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C)            consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D)            makes a general assignment for the benefit of its creditors; or

(E)             generally is not paying its material debts as they become due;

(viii)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)            is for relief against the Company or any Subsidiary of the Company (other than an Excluded Subsidiary) in a proceeding in which the Company or any such Subsidiary or any such group of Excluded Subsidiaries of the Company is to be adjudicated bankrupt or insolvent;

(B)            appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary of the Company (other than an Excluded Subsidiary)for all or substantially all of the property of the Company or any such Subsidiary of the Company; or

(C)            orders the liquidation of the Company or any Subsidiary of the Company (other than an Excluded Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(ix)            the Note Guarantee of any Guarantor shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor denies that it has any further liability under its Note Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or, in the case of a Note Guarantee of a Subsidiary Guarantor, the release of any such Note Guarantee in accordance with this Indenture.

In the event of a declaration of acceleration of the Notes because an Event of Default specified in clause (v) of this Section 6.01 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (v) of this Section 6.01 shall be remedied or cured by the Company or the applicable Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

SECTION 6.02.      Acceleration.

(a)            If an Event of Default (other than, with respect to the Company, an Event of Default specified in clause (vii) or (viii) of Section 6.01 hereof) shall occur and be continuing, the Trustee or the Holders of at least 30.0% in principal amount of the then outstanding Notes issued under this Indenture may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes issued under this Indenture to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the Notes shall become immediately due and payable.

(b)            If an Event of Default specified in clause (vii) or (viii) of Section 6.01 hereof with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the then outstanding Notes issued under this Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c)            At any time after a declaration of acceleration with respect to the Notes as described in Section 6.02(a) or 6.02(b) hereof, the Holders of a majority in principal amount of all outstanding Notes issued under this Indenture may rescind and cancel such declaration and its consequences:

(i)            if the rescission would not conflict with any judgment or decree;

(ii)           if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(iii)          to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(iv)          if the Company has paid the Trustee (including its agents and counsel) its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(v)           in the event of the cure or waiver of an Event of Default of the type described in clause (vii) or (viii) of Section 6.01 hereof, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03.      Other Remedies.

(a)            If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b)            The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04.      Waiver of Past Defaults. Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 6.02 hereof, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration, that is not the result of a failure by the Company to make a Change of Control Offer. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall affect any subsequent or other Default or impair any right consequent thereto.

SECTION 6.05.      Control by Majority. Subject to all provisions of this Indenture and applicable law, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, and, subject to Article 8, the Trustee may act at the discretion of the Holders without liability. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to such holders) or that would involve the Trustee in personal liability.

SECTION 6.06.      Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.07.      Collection Suit by Trustee. If an Event of Default specified in Section 6.01(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.08.      Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.09.      Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.10.      Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.11.      Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including any Guarantor), its creditors or its property and shall be entitled and empowered to participate as members in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.12.      Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.06 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

SECTION 6.13.      Trustee May Enforce Claims without Possession of Notes. All rights of action and claims under this Indenture or any of the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery or judgment, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, shall be for the ratable benefit of each and every Holder of a Note in respect of which such judgment has been recovered.

SECTION 6.14.      Limitation on Suits. Subject to Section 6.06 hereof, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

such Holder has previously given the Trustee notice that an Event of Default is continuing;

Holders of at least 30.0% of the then outstanding principal amount of all Notes issued under this Indenture have requested the Trustee to pursue the remedy;

Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

A Holder of Notes may not use this Indenture to prejudice the rights of another Holder of Notes or to obtain a preference or priority over another Holder.

SECTION 6.15.      Priorities. If the Trustee or any agent collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:

FIRST, to the Trustee (acting in any capacity hereunder), each Agent, their agents and attorneys for amounts due hereunder, including payment of all fees, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;

SECOND, to Holders of the Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

THIRD, to the Company or to such party as a court of competent jurisdiction shall direct including any Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.15.

ARTICLE 7
TRUSTEE

SECTION 7.01.      Duties of Trustee.

(a)            If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)            Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)            The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)            Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)            The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02.      Rights of Trustee.

(a)            The Trustee may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate of the Company or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)            The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)            The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)            None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)            The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)            In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)            The Trustee may request that the Company and any Guarantor deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any such certificate previously delivered and not superseded.

(k)            The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(l)            The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)          The Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article 4 or to make any calculation in connection therewith or in connection with any redemption of the Notes. In addition, except as otherwise expressly provided herein, the Trustee shall have no obligation to monitor or verify compliance by the Company or any Guarantor with any other obligation or covenant under this Indenture.

SECTION 7.03.      Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days or resign as Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

SECTION 7.04.      Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.      Notice of Defaults. If a Default occurs and is continuing and the Trustee has received written notice thereof, the Trustee shall give to Holders of Notes a notice of the Default within 90 days of having received such notice. Except in the case of a Default relating to the payment of principal, premium, if any, or interest, if any, on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as the Trustee determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to have received notice of any Default unless written notice of any event which is such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee.

SECTION 7.06.      Compensation and Indemnity. The Company shall pay to the Trustee (acting in any capacity hereunder) from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee (acting in any capacity hereunder) promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable fees, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent, and Registrar), and each of their officers, directors, employees, counsel and agents, for, and hold the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent, and Registrar), and each of their officers, directors, employees, counsel and agents, harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any Guarantor (including this Section 7.06) or defending itself against any claim whether asserted by any Holder, the Company or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any third-party claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence (as determined by a court of competent jurisdiction in a final and non-appealable order).

Notwithstanding Section 4.12 hereof, to secure the payment obligations of the Company and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee from the Company or any Guarantor, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(vii) or (viii) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The obligations of the Company under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

SECTION 7.07.      Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing not less than 30 days prior to the effective date of such removal. The Trustee shall be permitted to rely in good faith on customary certificates of beneficial ownership as evidence of holdings (and shall not require the provision of DTC proxies, medallion-stamped guarantees or other similar evidence) in connection with any determination with respect to the Holders of Notes giving any consent, instruction or authorization under this Indenture. The Company may remove the Trustee if:

the Trustee fails to comply with Section 7.09 hereof;

the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

a custodian or public officer takes charge of the Trustee or its property; or

the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee. The retiring or removed Trustee shall have no responsibility or liability for the action or inaction of any successor Trustee.

SECTION 7.08.      Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.09.      Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation, national association, or other type of legal entity organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.      Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02.      Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and any Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same (in form and substance satisfactory to the Trustee)), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments under Article 2 and money for security payments held in trust;

the rights, powers, trusts, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

this Section 8.02.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03.      Covenant Defeasance. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16 and 4.17 hereof and Section 5.01(a)(B) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and any Note Guarantees shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(iii) (solely with respect to the covenants, or portions thereof, that are released upon a Covenant Defeasance) or (iv) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(v), 6.01(vi), 6.01(vii) (other than with respect to the Company or any Subsidiary of the Company (other than an Excluded Subsidiary)), 6.01(viii) (other than with respect to the Company or any Subsidiary of the Company (other than an Excluded Subsidiary)) and 6.01(ix) (other than with respect to the Company or any Subsidiary of the Company) hereof shall not constitute Events of Default.

SECTION 8.04.      Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the applicable Holders cash in Dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under this Indenture (in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date); provided that with respect to the exercise of either Legal Defeasance or Covenant Defeasance in connection with any redemption that requires the payment of the Applicable Premium, the amount deposited will be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption; any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption;

in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions:

the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) (and the incurrence of Liens associated with any such borrowings));

such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries (other than any Excluded Subsidiary) is a party or by which the Company or any of its Subsidiaries is bound;

the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) of this Section 8.04 with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.05.      Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time, upon the written request of the Company, any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.      Repayment to Company. Subject to any abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

SECTION 8.07.      Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.      Without Consent of Holders of Notes. Notwithstanding Section 9.02 hereof, the Company, the Guarantors (with respect to any Note Guarantee or this Indenture) and the Trustee may amend or supplement this Indenture and any Note Guarantee or Notes without the consent of any Holder to:

cure any mistakes, ambiguities, defects or inconsistencies;

provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder as set forth in an Officer’s Certificate delivered to the Trustee;

provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Company or such Guarantor and the release of the Company or such Guarantor, in each case pursuant to Article 5 hereof or Section 10.07 hereof, as applicable;

make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under this Indenture of any Holder of the Notes (as evidenced by an Officer’s Certificate delivered to the Trustee) or to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

provide for the issuance of Additional Notes issued after the Issue Date in accordance with the limitations set forth in this Indenture;

allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee or to effect the release of any Subsidiary Guarantor from any of its obligations under its Note Guarantee or this Indenture (to the extent permitted by this Indenture);

secure the Notes without the consent of the Holders;

provide for the issuance of exchange notes or private exchange notes;

conform the text of this Indenture, the Note Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to conform to a provision of this Indenture, the Note Guarantees or the Notes (as evidenced in an Officer’s Certificate delivered to the Trustee); or

evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02.      With Consent of Holders of Notes. Except as provided below in this Section 9.02, the Company, any Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.06 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration with respect to a non-payment default that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Sections 2.08 and 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee shall join with the Company and any Subsidiary Guarantors, if applicable, in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest once due, on any Notes;

reduce the principal of or change or have the effect of changing the fixed final maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor (other than the provisions relating to Sections 4.10 and 4.14 hereof;

make any Notes payable in money other than that stated in the Notes;

make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on the Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes with respect to a non-payment default and a waiver of the payment default that resulted from such acceleration);

after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto;

modify or change any provision of this Indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the Holders;

(i)            release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(j)            make any change in the preceding amendment and waiver provisions.

Notwithstanding anything to the contrary herein, the Company shall not (x) enter into any amendment to, or other agreement or modification that has the effect of changing, any of the provisions of Section 2.01(c), Section 4.04(b) or this paragraph of Section 9.02, and/or (y) pledge, hypothecate, transfer, encumber or grant a lien on or a security interest in any assets of the Company, any equity interests in the Company or any subsidiaries of the Company, or otherwise provide any collateral support for payment and performance of the obligations of the Company under this Indenture or the Notes without the prior written approval of Fannie Mae and Freddie Mac, and the Trustee and the Holders acknowledge (without acceptance of any responsibility or liability in connection with such acknowledgement) (i) such condition precedent to and restriction on the Company’s right to amend and (ii) that Fannie Mae’s and Freddie Mac’s Agency Consent is not and shall not extend to, be deemed to be or be construed as, Fannie Mae’s or Freddie Mac’s consent, approval, or acknowledgment to any amendment, waiver, modification or other alteration such provisions, or any right, obligation or other interest of the Company or any Guarantor under any Fannie Mae Agreements or Freddie Mac Agreements, which amendments or modifications shall be subject to the terms of the Fannie Mae Agreements or Freddie Mac Agreements, as applicable.

SECTION 9.03.      Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.04.      Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05.      Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.03 hereof, an Officer’s Certificate of the Company and an Opinion of Counsel each stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture, that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Subsidiary Guarantors party thereto, enforceable against them in accordance with its terms, and that all conditions precedent (with regard to an Opinion of Counsel, aside from such factual matters or statements of fact as to which the Trustee may rely conclusively on an Officer’s Certificate) relating to such amendment, supplement or waiver have been complied with, subject to customary exceptions.

ARTICLE 10
NOTE GUARANTEES

SECTION 10.01.      Note Guarantee. Subject to this Article 10, each of the Guarantors party hereto or that joins this Indenture pursuant to Section 4.15 or otherwise hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and accrued and unpaid interest on the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives (to the extent it may lawfully do so) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged except by full payment or complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee or such Holder, each Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of each Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of each Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Trustee and Holders under the Note Guarantees.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Note Guarantee issued by each Guarantor shall be a general unsecured senior obligation of such Guarantor and shall rank equally in right of payment with all existing and future unsubordinated indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02.      Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law or fraudulent conveyance laws to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under, applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03.      Execution and Delivery. To evidence its Note Guarantee set forth in Section 10.01 hereof, (x) the Company hereby agrees that this Indenture has been executed on behalf of such Guarantor by an Officer or person holding an equivalent title and (y) each other Guarantor hereby agrees that a supplemental indenture attached hereto as Exhibit D shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on a supplemental indenture attached hereto as Exhibit D no longer holds that office at the time the Trustee authenticates the Note, such Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Company shall cause any newly created or acquired Subsidiary to comply with Section 4.15 hereof and this Article 10, to the extent applicable.

SECTION 10.04.      Subrogation. Each Guarantor shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by any Guarantor pursuant to Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

SECTION 10.05.      Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06.      Merger, Consolidation or Sale of All or Substantially All Assets of Subsidiary Guarantors. No Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Company or another Subsidiary Guarantor (or Subsidiary that becomes a Subsidiary Guarantor contemporaneous with such transaction), unless:

except in the case of a merger entered into solely for the purpose of reincorporating a Subsidiary Guarantor in another jurisdiction, immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing;

either:

the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if not the Subsidiary Guarantor), within 30 days of the date of such acquisition or merger or consolidation, assumes all the obligations of that Subsidiary Guarantor under this Indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

such sale or other disposition or consolidation or merger does not violate Section 4.10 hereof; and

the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such sale, disposition, consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture will comply with the applicable provisions of this Indenture, is the legal, valid, and binding obligation of the Company and/or such surviving entity, as applicable, enforceable against the Company and/or such surviving entity, as applicable, in accordance with its terms, and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

This Section 10.06 will not apply to a sale or disposition of assets not prohibited by, or otherwise in compliance with Section 4.10.

SECTION 10.07.      Release of Note Guarantees. A Note Guarantee by a Guarantor shall be automatically, with written notice to the Trustee (however, failure to deliver such notice shall not affect any such release), and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee is required for the release of such Guarantor’s Note Guarantee (other than delivery of the Officer’s Certificate referred to in this Section 10.07; however, failure to deliver such Officer’s Certificate shall not affect any such release), in the following circumstances:

in connection with any sale, transfer or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 hereof;

in connection with any sale, transfer or other disposition of all of the Capital Stock of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 hereof;

if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Indenture or if the Company designates such Guarantor to be an Excluded Subsidiary of the Company in accordance with Section 4.17 hereof;

if such Guarantor is released from its guarantee which caused such Subsidiary to become a Guarantor pursuant to Section 4.15; or

upon Legal Defeasance, satisfaction and discharge of this Indenture or Covenant Defeasance pursuant to Article 8 or Article 11 hereof.

In connection with any such release, the Company shall deliver to the Trustee an Officer’s Certificate of such Guarantor confirming the effective date of such release and stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with; however, failure to deliver such Officer’s Certificate shall not affect any such release.

ARTICLE 11
SATISFACTION AND DISCHARGE

SECTION 11.01.      Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all Notes when:

either:

all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of delivering of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient, as determined by the Company, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to, but excluding, the date of maturity or redemption, as applicable, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that in a discharge in connection with any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of the redemption; any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

the Company or any Guarantor has paid all other sums payable under this Indenture by the Company; and

the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06 and, if money shall have been deposited with the Trustee pursuant to clause (a)(ii) of this Section 11.01, Section 11.02 and Section 8.06 hereof shall survive.

SECTION 11.02.      Application of Trust Money. Subject to Section 8.06 hereof, all funds deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Guarantor acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any funds in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the funds held by the Trustee or Paying Agent.

ARTICLE 12
MISCELLANEOUS

SECTION 12.01.      Inapplicability of the Trust Indenture Act. This Indenture is not and will not be qualified under, and does not and will not incorporate or include any of the provisions of, the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

SECTION 12.02.      Notices. Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), PDF transmission, fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or a Guarantor:

Walker & Dunlop, Inc.

7272 Wisconsin Avenue, Suite 1300

Bethesda, Maryland 20814

Attention: Issa M. Bannourah

If to the Trustee:

U.S. Bank Trust Company, National Association

ATTN:  Melody Scott
Three James Center

1051 East Cary Street, Suite 600

Richmond, VA 23219

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof. Notice otherwise given in accordance with the procedures of DTC will be deemed given on the date sent to DTC.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address (or, in the case of Global Notes, in accordance with the Applicable Procedures) shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders may be made electronically in accordance with the procedures of the Depositary for such Note.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it; provided that any notices or communications to the Trustee shall be deemed effective only upon actual receipt thereof by a Responsible Officer of the Trustee.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

The Trustee agrees to accept and act upon notices, instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Company and the Guarantors elect to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company and the Guarantors agree to assume all risks arising out of the use of such electronic methods, including the use of electronic signatures, to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 12.03.      Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any of the Guarantors to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

An Officer’s Certificate of the Company in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.04.      Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

a statement that the Person making such certificate or opinion has read such covenant or condition;

a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to factual matters or statements of fact); and

a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 12.05.      Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.06.      No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantors shall have any liability for any obligation of the Company or any Guarantors, respectively, under the Notes, the Note Guarantees and this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantee. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

SECTION 12.07.      Governing Law; Consent to Jurisdiction and Service. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

To the fullest extent permitted by applicable law, the Company and each Guarantor hereby irrevocably submits to the jurisdiction of any federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. The Company and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which they may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. The Company and each Guarantor agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it, and may be enforced in any courts to the jurisdiction of which it is subject by a suit upon such judgment; provided, that service of process is effected upon it in the manner specified herein or as otherwise permitted by law. To the extent the Company or any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, executor or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Indenture to the extent permitted by law.

SECTION 12.08.      Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 12.09.      Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

SECTION 12.10.      No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.11.      Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Sections 10.06 and 10.07 hereof.

SECTION 12.12.      Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.13.      Counterpart Originals. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign) and such signatures shall be deemed to be original signatures for all purposes. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

SECTION 12.14.      Table of Contents, Headings, etc. The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.15.      U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

SECTION 12.16.      FATCA In order to comply with Sections 1471 through 1474 of the Code, any regulations or official interpretations thereof, and any intergovernmental agreements and related laws, rules or regulations to implement any of the foregoing (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to this Indenture, the Company and Guarantors agree (i) to provide to U.S. Bank Trust Company, National Association sufficient information, to the extent it has such information in its possession, about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so U.S. Bank Trust Company, National Association can determine whether it has tax related obligations under Applicable Law, (ii) that U.S. Bank Trust Company, National Association shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law for which U.S. Bank Trust Company, National Association shall not have any liability, and (iii) to hold harmless U.S. Bank Trust Company, National Association for any losses it may suffer due to the actions it takes to comply with such Applicable Law, other than any loss suffered as a result of its own willful misconduct or negligence. The terms of this section shall survive the termination of this Indenture.

[Signature Pages Follow]

WALKER & DUNLOP, INC., as Company

By:	/s/ Gregory A. Florkowski
	Name:	Gregory A. Florkowski
	Title:	Executive Vice President & Chief Financial Officer

WALKER & DUNLOP MULTIFAMILY, INC., as a Guarantor

By:	/s/ Gregory A. Florkowski
	Name:	Gregory A. Florkowski
	Title:	Executive Vice President & Chief Financial Officer

WALKER & DUNLOP, LLC, as a Guarantor

By:	/s/ Gregory A. Florkowski
	Name:	Gregory A. Florkowski
	Title:	Executive Vice President & Chief Financial Officer

WALKER & DUNLOP CAPITAL, LLC, as a Guarantor

By:	/s/ Gregory A. Florkowski
	Name:	Gregory A. Florkowski
	Title:	Executive Vice President & Chief Financial Officer

W&D BE, INC., as a Guarantor

By:	/s/ Gregory A. Florkowski
	Name:	Gregory A. Florkowski
	Title:	Executive Vice President & Chief Financial Officer

Signature page to Indenture

WALKER & DUNLOP INVESTMENT SALES, LLC, as a Guarantor

By:	WALKER & DUNLOP, INC., as Manager

By:	/s/ Gregory A. Florkowski
	Name:	Gregory A. Florkowski
	Title:	Executive Vice President & Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Melody M. Scott
	Name:	Melody M. Scott
	Title:	Assistant Vice President

Signature page to Indenture

Exhibit A

FORM OF NOTE

[FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [          ]
ISIN [          ]1

[RULE 144A][REGULATION S] GLOBAL NOTE
6.625% Senior Notes due 2033

No.	[Initially][$ ]

WALKER & DUNLOP, INC.

Walker & Dunlop, Inc., a Maryland corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to [               ][CEDE & CO.], or its registered assigns, the principal sum [of             United States Dollars][as set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] on April 1, 2033.

Interest Payment Dates:	April 1 and October 1 of each year, commencing on [October 1, 2025][2]

Record Dates:	March 15 and September 15

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

[Signature Page Follows]

[1]	Rule 144A Note CUSIP / ISIN: 93148P AA0 / US93148PAA03

Regulation S Note CUSIP / ISIN: U93111 AA7 / USU93111AA77

Unrestricted Global Note CUSIP / ISIN: [ ] / [ ]

[2]	With respect to the Initial Notes.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed as of the [          ] day of [          ], 20[    ].

WALKER & DUNLOP, INC.,

By:
Name:
Title:

This is one of the 6.625% Senior Notes due 2033 referred to in the within mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized signatory

Date: [ ], 20[ ]

[REVERSE OF NOTE]

6.625% Senior Notes due 2033

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.            INTEREST. The Company promises to pay interest on the principal amount of this Note at 6.625% per annum until maturity. The Company shall pay interest semiannually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [March 14, 2025]3; provided that the first Interest Payment Date shall be [October 1, 2025]4. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.            METHOD OF PAYMENT. The Company shall pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on March 15 and September 15 (each, a “Record Date”) (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in the Indenture with respect to defaulted interest. Payment of interest will be made at the Trustee’s corporate trust office in the United States; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.            PAYING AGENT AND REGISTRAR. Initially, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.

4.            INDENTURE. The Company issued the Notes under an Indenture, dated as of March 14, 2025 (the “Indenture”), among the Company, the Guarantors party thereto, and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 6.625% Senior Notes due 2033. The Company shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

[3]	With respect to the Initial Notes.
[4]	With respect to the Initial Notes.

5.            OPTIONAL REDEMPTION.

(a)            This Note is subject to the optional redemption provisions set forth in Section 3.07 of the Indenture.

(b)            Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to Sections 3.01 through 3.07 of the Indenture.

(c)            In addition to the Company’s rights to redeem Notes pursuant to Section 3.07 of the Indenture, the Company may at any time and from time to time purchase Notes in open-market transactions, tender offers or otherwise.

6.            MANDATORY REDEMPTION. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. The Company may acquire the Notes by means other than a redemption, whether by tender offer, exchange offer, open-market purchases, negotiated transactions or otherwise.

7.            OFFERS TO REPURCHASE.

(a)            Upon the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Holder to purchase all or a portion of such Holder’s Notes (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess of $2,000) at a purchase price equal to 101.0% of the principal amount of the Notes purchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.

(b)            If the Company or any of its Subsidiaries consummates an Asset Sale, within 30 days after each date that the aggregate amount of Excess Proceeds from such Asset Sales exceeds the greater of (x) $32.5 million and (y) 10.0% of Consolidated Adjusted EBITDA, the Company shall make an offer to all Holders of Notes and all holders of Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such Pari Passu Debt that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The offer price in any Asset Sale Offer shall be equal to 100.0% of the principal amount (or, in the case of any other Pari Passu Debt offered at a significant original issue discount, 100.0% of the accreted value thereof, if permitted by the relevant indenture or other agreement governing such Pari Passu Debt) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall determine the amount of the Notes and such Pari Passu Debt to be purchased on a pro rata basis or as nearly a pro rata basis as is practicable (subject to the Applicable Procedures), and the Company shall select the Notes to be repurchased on a pro rata basis, by lot or by such other method; provided that if the Notes are in global form, interest in such global notes will be selected for purchase by DTC in accordance with its standard procedures (with such adjustments as may be appropriate so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” attached to this Note. The Asset Sale Offer shall be made in accordance with Sections 3.09 and 4.10 of the Indenture.

8.            DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not validly withdrawn) for purchase, except for the unredeemed or unpurchased portion of any Note being redeemed or purchased in part. Also, the Company need not exchange or register the transfer of any Notes for a period beginning at the opening of 15 days before the day of delivery of a notice of redemption of Notes and ending at the close of business on the day of such delivery.

9.            PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

10.            AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees and the Notes may be amended or supplemented as provided in the Indenture.

11.            DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture.

12.            AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

13.            GOVERNING LAW. THE NOTES, THE INDENTURE AND THE NOTE GUARANTEES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE NOTES, THE INDENTURE OR THE NOTE GUARANTEES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

14.            CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers and ISIN numbers in notices of redemption, Change of Control Offers and Asset Sale Offers as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any such notice and reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or repurchase pursuant to a Change of Control Offer or Asset Sale Offer shall not be affected by any defect in or omission of such numbers.

15.            NOTE GUARANTEE. The Company’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Company and any Guarantors that execute a supplement to the Indenture, setting forth such Note Guarantee.

16.            ADDITIONAL INFORMATION. The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

Walker & Dunlop, Inc.

7272 Wisconsin Avenue, Suite 1300

Bethesda, Maryland 20814

Attention: Issa M. Bannourah

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall govern and control.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’ legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10         ☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $          . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

*This schedule should be included only if the Note is issued in global form.

Exhibit B

FORM OF CERTIFICATE OF TRANSFER

Walker & Dunlop, Inc.

7272 Wisconsin Avenue, Suite 1300

Bethesda, Maryland 20814

Attention: Issa M. Bannourah

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
ATTN: Melody Scott

Three James Center

1051 East Cary Street, Suite 600

Richmond, VA 23219

Re: 6.625% Senior Notes due 2033

Reference is hereby made to the Indenture, dated as of March 14, 2025 (the “Indenture”), among Walker & Dunlop, Inc., the Guarantors party thereto and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $        in such Note[s] or interests (the “Transfer”), to                (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.            ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.            ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.            ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)            ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)            ☐ such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c)            ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.            ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)          ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)          ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)          ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)            ☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP: [ ]), or

(ii)	☐ Regulation S Global Note (CUSIP: [ ]), or

(b)            ☐ a Restricted Definitive Note.

2.            After the Transfer the Transferee will hold:

[CHECK ONE]

(a)            ☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP: [ ]), or

(ii)	☐ Regulation S Global Note (CUSIP: [ ]), or

(iii)	☐ Unrestricted Global Note (CUSIP: [ ]); or

(b)            ☐ a Restricted Definitive Note; or

(c)            ☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

Exhibit C

FORM OF CERTIFICATE OF EXCHANGE

Walker & Dunlop, Inc.

7272 Wisconsin Avenue, Suite 1300

Bethesda, Maryland 20814

Attention: Issa M. Bannourah

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
ATTN: Melody Scott

Three James Center

1051 East Cary Street, Suite 600

Richmond, VA 23219

Re: 6.625% Senior Notes due 2033

Reference is hereby made to the Indenture, dated as of March 14, 2025 (the “Indenture”), among Walker & Dunlop, Inc., the Guarantors party thereto and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                         (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $        in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1)            EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a)            ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)            ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)            ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)            ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)            EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a)            ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)            ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [  ] 144A Global Note [  ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company and are dated               .

[Insert Name of Transferor]

By:
Name:
Title:

Date:

Exhibit D

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of           , by and between             (the “Guaranteeing Subsidiary”), a subsidiary of Walker & Dunlop, Inc. and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Walker & Dunlop, Inc., a Maryland corporation (the “Company”), heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 14, 2025, providing for the issuance of 6.625% Senior Notes due 2033 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)            Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 and Section 4.15 thereof.

(3)            Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(4)            No Recourse Against Others. No director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Company or the Guarantors (including the Guaranteeing Subsidiary), respectively, under the Notes, the Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantees. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5)            Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6)            Counterpart Originals. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture or in any document to be signed in connection with this Supplemental Indenture shall be deemed to include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign) and such signatures shall be deemed to be original signatures for all purposes. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

(7)            Effect of Headings. The Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(8)            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(9)            Benefits Acknowledged. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

(10)            Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise set forth in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Exhibit E

FORM OF FREE TRANSFERABILITY CERTIFICATE

[Date]

Walker & Dunlop, Inc.

7272 Wisconsin Avenue, Suite 1300

Bethesda, Maryland 20814

Attention: Issa M. Bannourah

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
ATTN: Melody Scott

Three James Center

1051 East Cary Street, Suite 600

Richmond, VA 23219

Re: 6.625% Senior Notes due 2033

Reference is hereby made to the Indenture, dated as of March 14, 2025 (the “Indenture”), among Walker & Dunlop, Inc., the Guarantors party thereto and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

Whereas the 6.625% Senior Notes due 2033 (the “Notes”) have become freely tradable without restrictions by non-affiliates of the Company pursuant to Rule 144(b)(1) under the Securities Act, in accordance with Section 2.06(g)(v) of the Indenture, pursuant to which the Notes were issued, the Company hereby instructs you that:

(i)            the Private Placement Legend described in Section 2.06(g)(i) of the Indenture and set forth on the Notes shall be deemed removed from the Notes, in accordance with the terms and conditions of the Notes and as provided in the Indenture, without further action on the part of Holders; and

(ii)            the restricted CUSIP number and restricted ISIN number for the Notes shall be deemed removed from the Notes and replaced with the unrestricted CUSIP number ([         ]) and unrestricted ISIN number ([         ]), respectively, set forth therein, in accordance with the terms and conditions of the Notes and as provided in the Indenture, without further action on the part of Holders.

[Signature Pages Follow]

E-1

WALKER & DUNLOP, INC.

By:
Name:
Title:

E-2